Exhibit 2.1

Execution Version

Portions of this exhibit have been omitted and filed separately with the Secretary of the Securities and Exchange Commission (the “Commission”) pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.  Such portions are marked as indicated below.

DATED      november 27, 2018

THE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT IN COLUMN 1 OF SCHEDULE 1 PART 1

MAJESCO

SHARE PURCHASE AGREEMENT

MATHESON

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

Tel + 353 1 232 2000

Fax + 353 1 232 3333

45471146.2

	8.4	US GAAP Conversion Exercise	31
	8.5	Professional Indemnity Tail Insurance	31

9	Purchaser Warranties		31

10	Miscellaneous Provisions		31
	10.1	Wrong Pockets	31
	10.2	Survival of Obligations	32
	10.3	Binding on Successors	32
	10.4	Waiver, Release and Remedies	32
	10.5	Counterparts	32
	10.6	Assignment	33
	10.7	Notices	33
	10.8	Variation	34
	10.9	Further Assurance and Information	34
	10.10	Announcement	34
	10.11	Whole Agreement	34
	10.12	Severability	34
	10.13	Costs	35
	10.14	Governing Law and Jurisdiction	35
	10.15	Agent for Service	35
	10.16	Sellers’ Representative	35

Schedule 1			37
	Part 1 The Sellers and their Shareholdings		37
	Part 2 The Employees and the Employee Shares		38

Schedule 2			39
	Part 1 Seller Warranties		39
	Part 2 General Warranties		41
	Part 3 Tax Warranties		69
	Part 4 Stage 2 Completion Warranties		76

Schedule 3			78
	Part 1 Company Information		78
	Part 2 Subsidiary Information		79

Schedule 4			80
	Property		80

Schedule 5			81
	Deferred Consideration		81
	Part A Determination of Deferred Consideration		81
	Part B Agreement or Determination of Earn-Out Accounts and Adjusted EBITDA Statement		86
	Part C Pro-Forma Adjusted EBITDA Statement		88
	Part D Earn-Out Accounting Policies		89

Schedule 6			92
	Purchaser Warranties		92

Annex A

2017 Accounts

Annex B

2018 Accounts

Annex C

Annex D

AGREED FORM DOCUMENTS

Tax Deed

Service Agreements

Employee Shareholders’ Exit Documents

Termination Agreement

Constitution

Family Resignation Letters

Revised Lease Agreement

THIS AGREEMENT is made on         November 27, 2018

BETWEEN

(1)	THE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT IN COLUMN 1 OF SCHEDULE 1 PART 1 (together the “Sellers” and each a “Seller”); and

(2)	MAJESCO a US incorporated company in the State of California having its registered office at 412 Mt. Kemble Avenue, Suite 110c, Morristown, New Jersey 07960 (the “Purchaser”).

WHEREAS:

A.	Exaxe Holdings Limited (the “Company”) is a private limited company incorporated in Ireland under registration number 314389 with its registered office at Sandyford Business Centre, Sandyford, Dublin 18. Further details of the Company are set out in Schedule 1 Part 1.

B.	The Shares are legally and beneficially held by the Sellers in the manner set out opposite each Sellers name in column 2 of Schedule 1 Part 1.

C.	Each Employee Shareholder is the legal and beneficial owner of such number of the Shares as is set out opposite its name in column 2 of Schedule 1 Part 2.

D.	The Shares held by the Sellers and the Employee Shareholders, as referred to in Column 2 of Schedule 1, parts 1 and 2, constitute the entire share capital of the Company.

E.	The Company is the legal and beneficial owner of the entire issued share capital of the Subsidiary.

F.	The Warrantors have given the Warranties to the Purchaser with the intention that the Purchaser should rely upon the Warranties in entering into this Agreement.

G.	The Parties agree that the economic transfer date of the Business is 1 October 2018.

NOW IT IS HEREBY AGREED as follows:

1	Interpretation

1.1	“Definitions”

In this Agreement and in the Schedules unless the context otherwise requires or unless otherwise specified:

“2017 Accounts” means, in respect of each Group Company, its audited balance sheet as at the 2017 Accounts Date and its audited profit and loss account for the accounting period ended on the 2017 Accounts Date and all notes thereto and the directors’ report and auditors’ report thereon and all other documents and statements annexed thereto, copies of which are annexed as Annex B;

“2017 Accounts Date” means 31 December 2017;

“2018 Accounts” means, in respect of each Group Company, its audited balance sheet as at the 2018 Accounts Date and its audited profit and loss account for the accounting period ended on the 2018 Accounts Date and all notes thereto and the directors’ report and auditors’ report thereon and all other documents and statements annexed thereto, copies of which are annexed as Annex A;

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“2018 Accounts Date” means 30 September 2018;

“Adjusted EBITDA Statement” has the meaning given to it in Schedule 5 (Deferred Consideration);

“Accounting Standards” means accounting principles, standards and practices generally accepted in Ireland at the date of this Agreement consistently applied having regard to the preparation of the 2017 Accounts and 2018 Accounts;

“Anti-Corruption Law” means any, statute, delegated legislation, EC regulation or directive, legally binding code of conduct or code of practice or other rule of law (including common law) which regulates or prohibits bribery or corruption including (without limitation) the Prevention of Corruption Acts 1889 to 2010 of Ireland, the Bribery Act 2010 of the United Kingdom and the Foreign Corrupt Practices Act 1977 of the United States;

“A Ordinary Shares” means the A ordinary shares of EUR 0.1269738 each in the capital of the Company;

“Bad Leaver” means a Key Employee who ceases to be an employee of the Subsidiary prior to the end of the Third Earn-Out Period and is not a Good Leaver;

“Business” means the business of the Group as carried on at Stage 1 Completion;

“Business Day” means a day (other than a Saturday or Sunday) on which clearing banks are generally open for business in Ireland;

“Claim” means a claim against the Sellers and/or the Warrantors under this Agreement and / or under the Tax Deed and / or under the Deed of Confirmation;

“Companies Act” means the Companies Act 2014 and all orders, statutory instruments and regulations made thereunder and intended to be construed as one with the Companies Act 2014;

“Company” has the meaning set out in Recital A;

“Company Products” shall mean the products and services comprising each Group Company’s entire line of products and services, including (1) all versions of the products used by the Business and (2) all other products and services including, without limitation, other cloud-based and subscription-based products, and products and services of each Group Company developed (or being developed as of the date of this Agreement), marketed, delivered, distributed, or otherwise made commercially available by or on behalf of each Group Company, in each case, including any plug-ins, add-ons, and extensions;

“Competition Act” means the Competition Act 2002, as amended from time to time;

“Computer Systems” means the Hardware and the Software;

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“Confidential Information” means all information used in or otherwise lawfully relating to the organisation, business, personnel, suppliers, customers, financial, taxation or other affairs of the Group, including but not limited to, information relating to:

(a)	the marketing of any products or services including customer names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials;

(b)	future projects, business development or planning, commercial relationships and negotiations; and

(c)	Know How and research and development projects;

which has not been released by the Group into, or is not otherwise lawfully available in, the public domain and of which the Sellers have not otherwise been made lawfully aware by a third party;

“Connected Person” in relation to a person means any person who is connected with that person by virtue of section 10 of the TCA;

“Consideration” means the total purchase consideration specified in clause 3 (Consideration) as being payable for the Shares by the Purchaser;

“Constitution” means the agreed form Constitution of the Company to be adopted at Stage 1 Completion;

“Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any person;

“Convertible Preferred Shares” means the convertible preferred shares of EUR 0.1269738 each in the capital of the Company;

“Copyrights” means copyrights, registrations and applications therefor and all other rights corresponding thereto throughout the world, including rights in computer programs (whether registered or unregistered);

“Corporate Intellectual Property” means all Intellectual Property which is owned by any Group Company and/or used in connection with the Business;

“Data Protection Acts” means (i) the Irish Data Protection Acts 1988 to 2018 (and any successor or replacement to that legislation in Ireland); (ii) the European Communities (Electronic Communications Networks and Services) (Privacy and Electronic Communications) Regulations 2011, (and any successor or replacement to that legislation in Ireland) (the “2011 Regulations”); (iii) the General Data Protection Regulation (Regulation (EU) 2016/679 of the European Parliament and the Council of 27 April 2016) (the “GDPR”) and any consequential data protection legislation implementing or complementing the GDPR in Ireland; and (iv) any guidance and/or codes of practice issued by the Irish Data Protection Commissioner or other relevant supervisory authority, including without limitation the European Data Protection Board, in each case as amended, supplemented or replaced from time to time;

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“Data Protection Commissioner” means the person referred to in section 9 of the Data Protection Acts;

“Data Protection Laws” means (i) the Data Protection Acts, (ii) the General Data Protection Regulation (Regulation (EU) 2016/679 of the European Parliament and the Council of 27 April 2016) (“GDPR”) and any implementing national data protection legislation, (iii) any guidance and/or codes of practice issued by the Data Protection Commissioner or other relevant supervisory authority, including the European Data Protection Board from 25 May 2018, and (iv) any and all similar laws and statutes enacted in any country or region of the world applicable to the Business or to any Group Company;

“Date Compliant” (and like expressions) shall mean that neither the performance nor functionality of any Software (including, but not limited to calculating, comparing, and sequencing) is or will be affected or interrupted by dates or times and, in particular, that the relevant Computer System (including all interfaces) is capable of processing, calculating and manipulating all date and time formats correctly and accurately;

“Deed of Confirmation” means the deed of confirmation provided by Norman Carroll and Philip Naughton in relation to the sale of shares in the Company by the Employee Shareholders;

“Deferred Consideration” means the deferred consideration (if any) calculated in accordance with the provisions of Part 1 of Schedule 5 (Deferred Consideration) and payable, if applicable, in accordance with clause 4.4.2;

“Designated Employees” means the Key Employees and each of Ian Dornan, Ann Marie Barcoe, Ben Reardon, Ricardo Bicho and Paul Hendrick;

“Development” means development within the meaning of section 3 of the Planning and Development Act 2000 (as amended);

“Director of Corporate Enforcement” means the office specified in section 2(1) of the Companies Act and defined therein as “Director”;

“Directors” means the several persons, being all the directors of each Group Company at the date hereof, whose names and addresses are set out as such in Schedule 3;

“Directors’ Loans” means (i) the loan in the amount of €55,915, advanced by the Subsidiary to Norman Carroll and (ii) the loan of €34,155 advanced by the Subsidiary to Philip Naughton;

“Disclosed” means fairly disclosed in the Disclosure Letter, in a manner and in such detail as to enable a reasonable purchaser to make an informed and proper assessment of the nature and scope of the matter disclosed;

“Disclosure Letter” means the letter of today’s date from the Warrantors to the Purchaser disclosing certain exceptions to the Warranties;

“Distance Contract” has the meaning set out in Regulation 2(1) of the European Communities (Consumer Information, Cancellation and other Rights) Regulations 2013;

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“Distance Contract Regulations” means the European Communities (Consumer Information, Cancellation and other Rights) Regulations 2013 and / or the European Communities (Distance Marketing of Consumer Financial Services) Regulations 2004 as amended by the European Communities (Distance Marketing of Consumer Financial Services) (Amendment) Regulations 2005, as appropriate;

“Due Amount” means the amount (if any) due for payment by the Sellers and/or Warrantors, as the case may be, to the Purchaser in respect of a Resolved Claim;

“Earn-Out Accounts” has the meaning given to it in Part 1 of Schedule 5 (Deferred Consideration);

“Earn-Out Period” has the meaning given to it in Part 1 of Schedule 5;

“EI” means Enterprise Ireland;

“EI Letter” means the letter from EI to the Subsidiary dated 26 September 2018 in relation to the Transaction;

“Employee Shareholders” means the persons whose names are set out in column 1 of Schedule 1 Part 2;

“Employee Shareholders Exit Documents” means the agreed form documents relating to the transfer of the Ordinary Shares in the Company by the Employee Shareholders to the Purchaser including the Deed of Confirmation;

“Encumbrance” means:

(a)	any adverse claim or right or third party right or other right or interest;

(b)	any equity;

(c)	any option or right of pre-emption or right to acquire or right to restrict;

(d)	any mortgage, charge, assignment, hypothecation, pledge, lien or security interest or arrangement of whatsoever nature;

(e)	any reservation-of-title; or

(f)	any hire purchase, lease or instalment purchase agreement;

“Environment” includes (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level, and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna;

“Environmental Laws” means (a) the common law and (b) all laws, by-laws, statutes, regulations, rules, orders, instruments, decrees, directives, decisions, injunctions, rulings and judgements of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency whether of Ireland, the European Union or elsewhere and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labelling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant;

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“Environmental Licence” means any permit, licence, approval, permission, consent or authorisation required by or pursuant to any applicable Environmental Laws;

“Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment;

“ESOP” means the Majesco 2015 Equity Incentive Plan, as amended;

“ESOP Issuance” means the grant of options to purchase €1,000,000 worth of shares of Purchaser common stock, par value $0.002 per share (the “Common Stock”), to Norman Carroll and Philip Naughton pursuant to the ESOP. The actual amount of shares to be issued will be based on the average closing price of the Common Stock on the NYSE American over the 30 trading day period ending on the 2nd Business Day immediately prior to the Stage 1 Completion Date;

“euro” and “EUR” mean the lawful currency of Ireland;

“European Economic Area” means the EU Member States together with Iceland, Liechtenstein and Norway;

“Facilities” means all overdrafts (to include limits thereon), loans, loan stock, debentures, acceptance credits or other financial facilities outstanding or available to each Group Company;

“Family Resignation Letters” has the meaning given to it at clause 4.1.20;

“First Deferred Consideration Amount” has the meaning given to it in Schedule 5 (Deferred Consideration);

“First Earn-Out Period” has the meaning given to it in Schedule 5 (Deferred Consideration);

“Fundamental Representations” means any claims in relation to the following:

(a)	the Warranties relating to pensions and benefit schemes in paragraph 16 of Part 2 of Schedule 2;

(b)	the Warranties relating to Intellectual Property in paragraph 12 of Part 2 of Schedule 2;

(c)	any government contracts entered into by any Group Company;

(d)	the Warranties relating to the environment in paragraph 18 of Part 2 of Schedule 2; and

(e)	the Seller Warranties; and;

(f)	the Tax Warranties;

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“General Warranties” means the warranties set out in Part 2 of Schedule 2;

“Good Leaver” means a Key Employee who ceases to be an employee of the Subsidiary prior to the end of the Third Earn-Out Period:

(a)	due to the death of such Key Employee; or

(b)	due to the serious illness of such Key Employee in circumstances where such Key Employee is prevented from carrying out his duties as an employee for six consecutive months; or

(c)	on such compassionate grounds as the Purchaser may in its absolute discretion determine; or

(d)	by mutual agreement in writing between such Key Employee and the Purchaser; or

(e)	by reason of dismissal by the Subsidiary on the ground of misconduct or performance, which dismissal is subsequently adjudged by a competent court or tribunal to be wrongful or unfair;

“Group” means the Company and the Subsidiary and each one a “Group Company”;

“Hardware” means any computer equipment used by or for the benefit of any Group Company at any time including, without limitation, communication systems, infrastructure and networks and components or elements of the foregoing such as firmware, screens, terminals, keyboards, disks and cabling and other peripheral and associated electronic equipment but excluding all Software;

“Inbound Licences” has the meaning set out in paragraph 12.2.7 of Part 2 of Schedule 2;

“Intellectual Property” means any and all patents, registered trademarks, registered designs, applications for any of the foregoing, trade and business names, unregistered trademarks, logos, know-how, trade secrets, copyrights, rights in designs, inventions, rights under licences and consents in relation to any such rights, and rights of the same or similar effect or nature, together with all goodwill attaching or relating thereto, in any part of the world (whether or not capable of protection by registration);

“Intellectual Property Rights” means any and all trademarks, service marks, rights in get up, trade names, business names and domain names, rights in goodwill (including rights to sue for past, present and future infringements), rights in designs (whether registered or unregistered), copyright and related rights (including rights in computer programs), database rights, semi-conductor topography rights, patents, utility models, Know-How, rights in inventions, discoveries and improvements, Confidential Information and all applications to register and rights to apply for registration of any of the foregoing rights together with all other rights of a similar or corresponding character which now, or in the future, may subsist in any part of the world; “IP Contracts” has the meaning set out in paragraph 12.2.9 of Part 2 of Schedule 2;

“Key Employees” means Norman Carroll and Phillip Naughton;

“Know-How” means all information, methods and techniques used by any Group Company that is necessary for understanding and operating the processes employed, products made and services provided by any Group Company and includes, without limitation, all instruction manuals, formulae, specifications, test results, process and product descriptions, market forecasts, and customer and supplier particulars;

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“Lease” means the lease agreement in respect of the Property dated 14 October 2004 entered into between Norman Carroll, Philip Naughton and Luc Hemercyk (t/a the Sandford Business Co-ownership) and Exaxe Consulting Limited (as amended);

“Mask Works” means mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world;

“Notified Claim” means a Claim that is notified by the Purchaser to the Sellers and/or Warrantors, as the case may be, in accordance with clause 6.3;

“Open Source Software” means software that is used in a service offered by any Group Company to its customers or distributed as “open source software” or under a similar licencing or distribution model;

“Ordinary Shares” means the Ordinary Shares of EUR 0.1269738 in the capital of the Company;

“Outstanding Claim” means a Notified Claim that, as at the due date for payment of any of the Deferred Consideration, is not a Resolved Claim;

“Padsamaz” means Padsamaz Limited, a private limited company incorporated in Ireland (registration number 468026) having it registered office at Frankfort Building, Dundrum Road, Dublin 14, D14RX27 (being one of the Sellers);

“Parties” means the parties to this Agreement from time to time and “Party” shall be construed accordingly;

“Patents” means all patents and utility models and applications therefor and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions, improvements, and discoveries including without limitation invention and patent applications in preparation;

“Personal Data” has the same meaning as in the Data Protection Acts;

“Personally Identifiable Information” shall mean any information that alone or in combination with other information held by any Group Company can be used to specifically identify a natural person;

“Planning Acts” means the Local Government (Planning and Development) Acts 1963 to 1999 and the Planning and Development Acts 2000 to 2015, to include where the context so admits or requires the Building Control Acts 1990 to 2014 and the Safety, Health and Welfare at Work Acts 2005 to 2014, and includes all regulations made pursuant to such Acts;

“Proceedings” has the meaning given thereto in clause 10.14.2;

“Property” means the property of the Group, particulars of which are set out in a 0;

"Proprietary Corporate Intellectual Property" means any Corporate Intellectual Property owned or purported to be owned by any Group Company;

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“PRSA” means personal retirement saving account;

“PRSA Arrangements” means the PRSA arrangements put in place by the Company from time to time;

“Purchaser Group” means the Purchaser and any subsidiary, any holding company, or any subsidiary of any holding company of the Purchaser (each as defined in sections 7 and 8 of the Companies Act) including, after Stage 1 Completion, each Group Company;

“Purchaser’s Solicitors” means Matheson, 70 Sir John Rogerson’s Quay, Dublin 2;

“Registered Intellectual Property” shall mean all: (A) Patents, including applications therefor; (B) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (C) Copyright registrations and applications to register Copyrights; (D) registered Mask Works and applications to register Mask Works; and (E) Trademarks and applications therefor, (F) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, recorded by, or perfected with any governmental entity or other public or quasi-public legal authority, anywhere in the world at any time;

“Resolved Claim” means a Notified Claim that is:

(a)	agreed in writing between the Warrantors and the Purchaser as to both liability and quantum; or

(b)	unconditionally withdrawn by the Purchaser in writing; or

(c)	unconditionally accepted by the Warrantors in writing as to both liability and quantum; or

(d)	finally determined by an Irish court of competent jurisdiction and, in relation to which, all rights of appeal have been exhausted or are debarred by the passage of time;

“Revised Lease Agreement” means the agreed form deed of variation amending the terms of the Lease between Norman Carroll, Philip Naughton, Frances Hemeryck and Exaxe Limited;

“Second Deferred Consideration Amount” has the meaning given to it in Schedule 5 (Deferred Consideration);

“Second Earn-Out Period” has the meaning given to it in Schedule 5 (Deferred Consideration);

“Seller Company” means a company owned or controlled by a Seller;

“Sellers’ Representative” means Norman Carroll;

“Sellers’ Solicitors” means Eversheds Sutherland, One Earlsfort Centre, Earlsfort Terrace, Dublin 2;

“Seller Warranties” means the warranties set out in Part 1 of Schedule 2 and the Stage 2 Completion Warranties;

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“Service Agreements” means the contracts of employment in agreed form to be entered into by and between the Subsidiary and each of Norman Carroll and Philip Naughton on Stage 1 Completion;

“Service Documents” means any and all claim forms, application notices, orders, judgments or other documents relating to any Proceedings;

“Service Provider” shall mean any current or former officer, employee, consultant, or director of any Group Company, where “consultant” means any independent contractor, consultant or other individual providing (or who has in the past provided) services to any Group Company;

“Shares” means the Stage 1 Completion Shares and the Stage 2 Completion Shares (together representing the entire issued share capital of the Company);

“Software” means any set of instructions for execution by a computer processor (including both source and object code) used by any Group Company at any time irrespective of application, language or medium and including for the avoidance of doubt, any codes or sets of instructions that are embodied or incorporated in any firmware;

“Stage 1 Completion” means the completion of the sale and purchase of the Stage 1 Completion Shares pursuant to clause 4;

“Stage 1 Completion Date” means the date of this Agreement;

“Stage 1 Completion Payment” means the sum of EUR6,392,009.80;

“Stage 1 Completion Shares” means 90% of the entire issued share capital in the Company to be transferred to the Purchaser at Stage 1 Completion, being:

(a)	218,750, Ordinary Shares;

(b)	130,124 A Ordinary Shares; and

(c)	41,500 Convertible Preferred Shares;

“Stage 2 Completion” means the completion of the sale and purchase of the Stage 2 Completion Shares pursuant to clause 4;

“Stage 2 Completion Date” means 1 August 2019;

“Stage 2 Completion Payment” means the sum of EUR716,612.20;

“Stage 2 Completion Shares” means the remaining 10% of the entire issued share capital in the Company to be transferred to the Purchaser at Stage 2 Completion, being 43,376 A Ordinary Shares;

“Stage 2 Completion Warranties” means the Warranties set out in Part 4 of Schedule 2;

“Standard Form Agreements” has the meaning set out in paragraph 12.2.9 of Part 2 of Schedule 2;

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“Subsidiary” means Exaxe Limited, a private limited company incorporated in Ireland (registration number 222246) having it registered office at Sandyford Business Centre, Sandyford, Dublin 18, further details of which are set out in Schedule 3 Part 2;

“Tax” or “Taxation” has the meaning set out in the Tax Deed;

“Tax Authority” means any tax, revenue, fiscal, government, municipal or local authority (including, without limitation, the Revenue Commissioners of Ireland) and any other statutory, governmental, state, provincial or local governmental authority, body, court, tribunal or official whatsoever (whether of Ireland or elsewhere in the world) competent to impose, administer, levy, assess or collect any Tax;

“Tax Deed” means the agreed form tax deed to be entered into on Stage 1 Completion, in accordance with the terms of this Agreement by the Warrantors and the Purchaser;

“Tax Warranties” means the warranties set out in Part 3 of Schedule 2;

“TCA” means the Taxes Consolidation Act 1997, as amended;

“Termination Agreement” means the agreed form agreement terminating the existing shareholders’ agreement of the Group;

“TFEU” means the Treaty on the Functioning of the European Union (and any regulations or directives issued thereunder);

“Third Deferred Consideration Amount” has the meaning given to it in Schedule 5 (Deferred Consideration);

“Third Earn-Out Period” has the meaning given to it in Schedule 5 (Deferred Consideration);

“Trademarks” means rights in World Wide Web addresses and domain names and applications and registrations therefor, all business names, trade names, logos, common law trademarks and service marks, rights in get up, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world;

“Transaction” means the proposed acquisition by the Purchaser of the Shares upon the terms contained herein;

“VAT” means tax as chargeable under section 3 of the Value-Added Tax Consolidation Act 2010 and any similar or replacement tax seeking to implement the provisions of Council Directive 2006/112/EC and any tax similar or equivalent value added tax imposed by any country other than Ireland and any similar or turnover tax replacing or introduced in addition to any of the same;

“Vesey” means Vesey Investments Limited, a private limited company incorporated in Ireland (registration number 468025) having it registered office at Unit 5a Sandyford Business Centre, Sandyford, Dublin 18 (being one of the Sellers);

“Warranties” means the Seller Warranties, the Tax Warranties and the General Warranties;

“Warrantors” means Norman Carroll, Philip Naughton, Padsamaz and Vesey; and

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“Warranty Claim” means a claim for breach of any of the Warranties.

1.2	Interpretation Generally

In this Agreement and in the Schedules, unless the context otherwise requires or unless otherwise specified:

1.2.1	any reference to any statute, statutory provision or to any order or regulation shall be construed as a reference to that statute, provision, order or regulation as extended, modified, amended, replaced or re-enacted from time to time (whether before or after the date of this Agreement) and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom (whether before or after the date of this Agreement);

1.2.2	any reference to income, profit or gain arising or accruing includes any income, profit or gain which is deemed to arise or accrue;

1.2.3	words denoting any gender include all genders and words denoting the singular include the plural and vice versa;

1.2.4	all references to recitals, sections, clauses, paragraphs, schedules and annexes are to recitals in, sections, clauses and paragraphs of and schedules and annexes to this Agreement;

1.2.5	headings are for convenience only and shall not affect the interpretation of this Agreement;

1.2.6	words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall unless the context clearly indicates to the contrary refer to the whole of this Agreement and not to any particular section, clause or paragraph hereof;

1.2.7	in construing this Agreement general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words and any reference to the word “include” or “including” is to be construed without limitation;

1.2.8	any reference to “Agreement” or any other document or to any specified provision of this Agreement or any other document is to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document;

1.2.9	any reference to a person shall be construed as a reference to any individual, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.2.10	any reference to a person includes his successors, personal representatives and permitted assigns;

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1.2.11	any reference to a breach of any of the Warranties shall be construed as meaning any of the Warranties being inaccurate or untrue or misleading in any respect;

1.2.12	any Warranty which is qualified by the expression “to the best of the knowledge, information and belief of the Warrantors” or “so far as the Warrantors are aware” or any similar expression shall be construed so that the Warrantors shall be deemed to have knowledge of matters of which the Warrantors are actually aware as at the date of this Agreement, as well as the knowledge, information, belief and/or awareness that the Warrantors have as at the date of this Agreement having made due and careful enquiry of the Directors and of Tom Murrary and Ian Dornan only;

1.2.13	“writing” or any similar expression includes transmission by email;

1.2.14	any reference to a document being in the “agreed form” means in relation to that document the draft of that document which has been initialled by the Sellers’ Solicitors and the Purchaser’s Solicitors by way of identification;

1.2.15	if any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such day;

1.2.16	for the avoidance of doubt, any reference to Ireland does not include Northern Ireland;

1.2.17	any reference in this Agreement to a specific section, part or chapter of the Companies Act shall also be deemed to be a reference to the equivalent or comparable section, part or chapter within the Prior Companies Acts which, upon enactment of the Companies Act, that Companies Act provision replaced;

1.2.18	all sums payable by the Sellers or the Warrantors to the Purchaser under this Agreement shall be paid free and clear of all deductions and / or withholdings save only as may be required by law;

1.2.19	if any deductions and / or withholdings are required by law to be made from any sums mentioned in this provision, the Sellers or the Warrantors (as the case may be) shall pay to the Purchaser such increased sum as will (after the deductions and / or withholdings are made) leave the Purchaser with the same amount as it would have been entitled to receive if no such deductions and / or withholdings had been required to be made; and

1.2.20	If any sum payable by the Sellers or the Warrantors to the Purchaser under this Agreement shall be subject to a liability to Tax in the hands of the Purchaser, the Sellers or the Warrantors (as the case may be) shall be under the same obligation to make an increased payment in relation to that liability to Tax as if the liability were a deduction or withholding required by law.

1.3	Non-Application of Contra Proferentem

The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.

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1.4	Schedules

The contents of the Schedules form an integral part of this Agreement and shall have as full effect as if they were incorporated in the body of this Agreement and the expressions “this Agreement” and “the Agreement” as used in any of the Schedules shall mean this Agreement and any reference to “this Agreement” shall be deemed to include the Schedules.

1.5	Joint and Several Liability

Unless otherwise expressly provided, all warranties, covenants, undertakings, agreements and obligations given or entered into by the Sellers or the Warrantors hereunder are given or entered into jointly and severally and the act or default of the Sellers or any of the Warrantors (as the case may be) shall be deemed to be the act or default of the Sellers and all of the Warrantors (as the case may be).

1.6	Warranties

Unless the context otherwise requires or unless otherwise specified, for the purpose of construction of the Warranties, insofar as any Group Company carries on any part of its business outside Ireland, the references to any statutory provision enacted or accounting principles applying in Ireland shall be deemed to include references to any corresponding or equivalent provision in the local legislation in force or generally accepted accounting principles applying where such Group Company so carries on business and the references to any governmental or administrative authority or agency shall include references to the equivalent local government or administrative authority or agency.

2	Sale and Purchase of the Shares

2.1	Agreement for Sale

On the terms and subject to the conditions of this Agreement:

2.1.1	each Seller (subject to clauses 2.1.2 and 2.1.3 in the case of Vesey and Padsamaz), as legal and beneficial owner of such number of the Stage 1 Completion Shares as is set out opposite its name in column 5 of Schedule 1 Part 1, hereby agrees to sell, and the Purchaser agrees to purchase, such Stage 1 Completion Shares on the Stage 1 Completion Date;

2.1.2	Vesey, as beneficial owner of such number of the Stage 1 Completion Shares as is set out opposite its name in column 5 of Schedule 1 Part 1, hereby agrees to sell (and Norman Carroll, as legal owner of such Stage 1 Completion Shares, hereby agrees to sell), and the Purchaser agrees to purchase, such Stage 1 Completion Shares on the Stage 1 Completion Date;

2.1.3	Padsamaz, as beneficial owner of such number of the Stage 1 Completion Shares as is set out opposite its name in column 5 of Schedule 1 Part 1, hereby agrees to sell (and Philip Naughton, as legal owner of such Stage 1 Completion Shares, hereby agrees to sell), and the Purchaser agrees to purchase, such Stage 1 Completion Shares on the Stage 1 Completion Date;

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2.1.4	the Warrantors agree to procure that each Employee Shareholder, as legal and beneficial owner of such number of the Stage 1 Completion Shares as is set out opposite his name in column 3 of Schedule 1 Part 2 agrees to sell, and the Purchaser agrees to purchase, such Stage 1 Completion Shares on the Stage 1 Completion Date pursuant to the Employee Shareholder Exit Documents;

2.1.5	Vesey, as beneficial owner of such number of the Stage 2 Completion Shares as is set out opposite its name in column 6 of Schedule 1 Part 1, hereby agrees to sell (and Norman Carroll, as legal owner of such Stage 2 Completion Shares, hereby agrees to sell), and the Purchaser agrees to purchase, such Stage 2 Completion Shares on the Stage 2 Completion Date; and

2.1.6	Padsamaz, as beneficial owner of such number of the Stage 2 Completion Shares as is set out opposite its name in column 6 of Schedule 1 Part 1, hereby agrees to sell (and Philip Naughton, as legal owner of such Stage 2 Completion Shares, hereby agrees to sell), and the Purchaser agrees to purchase, such Stage 2 Completion Shares on the Stage 2 Completion Date,

in each case free from all Encumbrances and with the benefit of all rights of whatsoever nature attaching or accruing to such Shares including, all rights to any dividends and distributions declared, paid or made in respect of such Shares on or after the Stage 1 Completion Date.

2.2	Obligation on Sellers and Purchaser

The Sellers and Purchaser shall not be obliged to complete:

2.2.1	the sale and purchase of any of the Stage 1 Completion Shares unless the sale and purchase of all the Stage 1 Completion Shares (including all the shares held by the Employee Shareholders) is completed simultaneously in accordance with the provisions of this Agreement; and/or

2.2.2	the sale and purchase of any of the Stage 2 Completion Shares unless (i) Stage 1 Completion has occurred and (ii) the sale and purchase of all the Stage 2 Completion Shares is completed simultaneously in accordance with the provisions of this Agreement.

2.3	Waiver of Pre-Emption Rights

Each Seller hereby waives any and all pre-emption rights and other restrictions on transfer, allotment and issuance which they may have in relation to the sale of any of the Shares to the Purchaser hereunder whether arising under the constitution of the Company or otherwise and shall procure that no later than Stage 1 Completion any rights of pre-emption and other similar or comparative rights over and in respect of the Shares conferred upon or held by any other person are waived so as to permit the sale and purchase of the Shares.

2.4	Employee Shareholder Exit Documents

On or prior to the Stage 1 Completion Date, the Sellers shall deliver to the Purchaser the Employee Shareholders’ Exit Documents and together with evidence that the stamp duty has been paid by the Company in relation to the purchase of shares in the Subsidiary by the Company from the Employee Shareholders.

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3	Purchase Consideration

3.1	Consideration

The total consideration payable by the Purchaser for the purchase of the Shares shall be:

3.1.1	the Stage 1 Completion Payment, which shall be paid to the Sellers’ Solicitors on the Stage 1 Completion Date for the Stage 1 Completion Shares;

3.1.2	the ESOP Issuance;

3.1.3	the Stage 2 Completion Payment, which shall be paid to the Sellers’ Solicitors on the Stage 2 Completion Date for the Stage 2 Completion Shares; and

3.1.4	the Deferred Consideration (if any) which shall be calculated and paid, to the extent applicable, in accordance with clauses 3.3, 4.4.2 and Schedule 5 (Deferred Consideration).

3.2	Claim by Purchaser

The Consideration shall, to the extent legally permissible, be reduced or shall be deemed to have been reduced by the amount, if any, paid to the Purchaser under the Tax Deed or in respect of any claim under this Agreement by the Purchaser.

3.3	Earn-Out

The payment of the Deferred Consideration shall be subject to the following provisions:

3.3.1	Retention

(i)	In the event that any Seller who is a Key Employee becomes a Bad Leaver, the Purchaser shall be entitled to withhold from the Sellers 15% of the Deferred Consideration that may become payable to the Sellers in accordance with Schedule 5. Notwithstanding any other provisions under of this Agreement, any payment of Deferred Consideration shall be distributed to the Sellers and certain of the Employee Shareholders in accordance with the breakdown set out in Part E of Schedule 5.

(ii)	To the extent there is, in accordance with Schedule 5, a deduction from any amount of Deferred Consideration payable to Norman Carroll and Philip Naughton to fund bonus payments by the Subsidiary to the Designated Employees, such bonus payments shall be paid to the Designated Employees in accordance with the breakdown set out in the table in Part F of Schedule 5.

(iii)	For illustrative purposes, the table in Part G of Schedule 5 is a breakdown of payments in relation to each of the Earn-Out Periods.

3.3.2	Set-Off

3.3.2.1	The Purchaser shall be entitled to withhold and set off against any payment of Deferred Consideration which becomes due and payable to the Sellers under this Agreement any amount due and payable by the Sellers or the Warrantors, as the case may be, to the Purchaser in respect of any Resolved Claim.

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3.3.2.2	Without prejudice to clause 3.3.1, if there is, as at the due date for payment of any Deferred Consideration (a “Payment Date”), an Outstanding Claim, the Purchaser shall not be entitled to withhold and/or set off against any payment of Deferred Consideration which becomes due and payable to the Sellers under this Agreement any amount in respect of that Outstanding Claim unless the Purchaser delivers to the Sellers or the Warrantors, as the case may be, prior to such withholding and/or set-off, an opinion from an independent Counsel of at least 10 years standing agreed between the Sellers’ Representative and the Purchaser (or in default of agreement within 2 Business Days, on the application of the Purchaser to the President of the Law Society of Ireland) that on the balance of probabilities, the Outstanding Claim has a reasonable prospect of success and, for the avoidance of doubt, the Counsel shall act as expert and not as an arbitrator and neither the Arbitration Act, 2010 nor any earlier or later enactment on arbitration shall apply. Immediately following any Outstanding Claim becoming a Resolved Claim, the Buyer shall pay to the Sellers the amount by which any Deferred Consideration withheld by the Buyer pursuant to this clause 3.3.2.2 exceeds the Due Amount (if any) in respect of such Resolved Claim.

3.3.2.3	For the avoidance of doubt, any right of set-off exercised by the Purchaser pursuant to this clause 3.3.2 against any Deferred Consideration which becomes due and payable to the Sellers under this Agreement shall:

(a)	in respect of a claim against any Seller under the Seller Warranties or for breach by any Seller of any other provision of this Agreement, be exercised against only the proportionate entitlement of such Seller to such Deferred Consideration; and

(b)	in respect of any claim against the Warrantors (or any of them) under the provisions of this Agreement, under the Tax Deed or under the Deed of Confirmation, be exercised against only the aggregate proportionate entitlement of the Warrantors to such Deferred Consideration.

4	Completion

4.1	Sellers’ Stage 1 Completion Arrangements

Completion of the sale and purchase of the Stage 1 Completion Shares shall take place at the offices of the Purchaser’s Solicitors on the Stage 1 Completion Date.

At Stage 1 Completion, the Sellers shall:

4.1.1	deliver to the Purchaser evidence, to the Purchaser’s reasonable satisfaction, of the authority of any person or persons executing or attesting the execution of this Agreement and any other document entered into pursuant to this Agreement on its behalf to do so;

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4.1.2	deliver to the Purchaser and / or its nominees duly executed share transfers in respect of the Stage 1 Completion Shares together with the relevant certificates (or, in the case of any missing share certificates, an indemnity in a form satisfactory to the Purchaser acting reasonably in respect thereof);

4.1.3	deliver to the Purchaser evidence to its reasonable satisfaction that any debt owed by or to any Group Company to or by any Seller (or any Connected Person of any Seller) has been repaid;

4.1.4	deliver to the Purchaser, in relation to each Group Company, the statutory books, records and registers (complete and duly written up-to-date), the common seal, the certificate of incorporation, any certificates of incorporation on change of name and all documents, contracts, licences, agreements, insurance policies, records, papers, correspondence files and books of trading and account of each Group Company;

4.1.5	procure that each Director resigns from his directorships of each Group Company and deliver to the Purchaser his written resignation under seal containing an acknowledgement that he has no claim against such Group Company in respect of breach of contract, compensation for loss of office or otherwise howsoever arising from such resignation;

4.1.6	deliver to the Purchaser a copy of all letters and / or email correspondence with AIB in relation to the change of control of the Company;

4.1.7	deliver to the Purchaser a letter of resignation under seal from the secretary of each Group Company containing an acknowledgement that he has no claim against such Group Company in respect of breach of contract, compensation for loss of office or otherwise howsoever arising from such resignation;

4.1.8	deliver to the Purchaser confirmation under seal of the discharge and waiver of any monies owing to any Group Company (whether then due for payment or not) by the Sellers or the Directors or by any of them or by any Connected Person of any of them;

4.1.9	procure the release of any and all guarantees or indemnities or security given by any Group Company for or on behalf of the Sellers or the Directors or any of them or any Connected Person of any of them;

4.1.10	deliver to the Purchaser the Tax Deed duly executed by the Warrantors;

4.1.11	deliver to the Purchaser the Service Agreements, duly executed by Norman Carroll and Philip Naughton;

4.1.12	deliver to the Purchaser the duly executed Termination Agreement;

4.1.13	deliver to the Purchaser copies of all bank mandates of each Group Company together with copies of bank statements in relation to all bank accounts as at a date not earlier than the day immediately preceding the Stage 1 Completion Date and all cheque books of each Group Company in use and the cash book balances of each Group Company as at the Stage 1 Completion Date with reconciliation statements reconciling such balances with the aforementioned bank statements;

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4.1.14	deliver to the Purchaser appropriate forms to amend any mandates of each Group Company;

4.1.15	deliver to the Purchaser all credit cards in the name of or for the account of each Group Company in the possession of any officer or employee of such Group Company resigning at Stage 1 Completion;

4.1.16	deliver to the Purchaser satisfactory evidence of the adoption of the Constitution (being a shareholder resolution and CRO form G1 duly signed);

4.1.17	procure that a meeting of the board of directors of each Group Company is held at which, inter alia:

(i)	in respect of the Company only, the share transfers referred to in clause 4.1.2 are approved (subject only to stamping);

(ii)	the entry into of any other documents required to be executed by any Group Company pursuant to the Transaction is approved (including, in respect of the Subsidiary only, the entry into of the Service Agreements);

(iii)	such persons as the Purchaser may nominate are appointed as directors and secretary of such Group Company with immediate effect;

(iv)	all existing mandates for the operation of bank accounts of such Group Company are revoked and new mandates are approved and adopted giving authority to such persons as the Purchaser may nominate; and

(v)	the resignations referred to in clauses 4.1.5 and 4.1.6 are accepted;

4.1.18	deliver to such places as the Purchaser directs all motor vehicles owned by each Group Company which are in the possession of any of the officers or employees of any Group Company resigning on Stage 1 Completion together with the keys and any registration documents and certificates of insurance in respect thereof;

4.1.19	deliver to the Purchaser either a certificate of the kind described in section 980 of the TCA or a letter from the auditors of the Company addressed to the Purchaser (and in a form reasonably satisfactory to Purchaser), confirming that none is required;

4.1.20	deliver to the Purchaser letters of resignation from each of the following family members in agreed form:

(i)	Deirdre Naughton;

(ii)	Pauline Carroll;

(iii)	Stephen Naughton; and

(iv)	Zara Naughton;

(together, the “Family Resignation Letters”);

4.1.21	deliver to the Purchaser evidence to its reasonable satisfaction that the Directors’ Loans have been fully repaid and settled; and

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4.1.22	deliver to the Purchaser details of its Irish tax reference number including in relation to each of the Employee Shareholders, as applicable (including evidence reasonably satisfactory to the Purchaser allowing it to verify the accuracy of the number provided) which the Purchaser may reasonably require.

4.2	Purchaser’s Stage 1 Completion Arrangements

4.2.1	On the Stage 1 Completion the Purchaser shall:

(i)	deliver to the Sellers evidence, to the Sellers’ reasonable satisfaction, of the authority of any person or persons executing or attesting the execution of this Agreement and any other document on its behalf to do so;

(ii)	deliver to the Sellers a legal opinion from an external law firm, in a form satisfactory to the Sellers, in respect of the legal capacity of the Purchaser to enter into, and perform its obligations under, this Agreement and any other document to be entered into by the Purchaser pursuant to this Agreement;

(iii)	provide the Sellers with evidence in a form reasonably satisfactory to the Sellers of the ESOP Issuance;

(iv)	deliver to the Sellers the Tax Deed, duly executed by the Purchaser;

(v)	deliver to the Sellers the Disclosure Letter, duly executed by the Purchaser; and

(vi)	deliver to the Sellers the Deed of Confirmation.

4.3	Sellers’ Stage 2 Completion Arrangements

4.3.1	On the Stage 2 Completion Date, each of Vesey and Padsamaz shall procure that:

(i)	there shall be delivered to the Purchaser and / or its nominees duly executed share transfers in respect of the Stage 2 Completion Shares together with the relevant certificates (or, in the case of any missing share certificates, an indemnity in a form satisfactory to the Purchaser acting reasonably in respect thereof); and

(ii)	there shall be delivered to the Purchaser evidence, to the Purchaser’s reasonable satisfaction, of the authority of any person or persons executing or attesting the execution of the transfer document referred to in clause (i) above; and

(iii)	there shall be delivered to the Purchaser details of its Irish tax reference number (and the tax reference numbers of each of Norman Carroll and Philip Naughton as legal owners of the Stage 2 Completion Shares) (if different to the numbers provided on Stage 1 Completion) as applicable (including evidence reasonably satisfactory to the Purchaser allowing it to verify the accuracy of the numbers provided) which the Purchaser may reasonably require.

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4.3.2	In the event that either Vesey or Padsamaz fails to comply with its obligations under this clause 4.3, each of Vesey (and Norman Carroll, in his capacity as legal owner of the Stage 2 Completion Shares set out opposite Vesey’s name in column 6 of Schedule 1 Part 1) or Padsamaz (and Philip Naughton, in his capacity as legal owner of the Stage 2 Completion Shares set out opposite Padsamaz’s name in column 6 of Schedule 1 Part 1) hereby appoints each director of the Purchaser to be its lawful attorney to execute and deliver, on its behalf, stock transfer forms in respect of the Stage 2 Completion Shares together with any other deliverables required of Vesey (or Norman Carroll, as the case may be) or Padsamaz (or Philip Naughton, as the case may be) in respect of the transfer of the Stage 2 Completion Shares under the terms of this Agreement subject to payment of the amount of the Stage 2 Completion Payment which is payable to Vesey or Padsamaz, as the case may be, on the Stage 2 Completion Date to the Sellers’ Solicitors by way of telegraphic transfer for same day value. The power of attorney given pursuant to this clause, being coupled with an interest, is irrevocable and is given by way of continuing security for Vesey’s and Padsamaz’s obligations under clause 4.3.1.

4.4	Payment of Consideration

4.4.1	On the Stage 1 Completion Date, the Purchaser shall pay the Stage 1 Completion Payment.

4.4.2	To the extent applicable, the Deferred Consideration shall be paid as follows:

(i)	the First Deferred Consideration Amount (if applicable) shall be paid by the Purchaser to the Sellers within 7 Business Days of the date of agreement or determination, as the case may be, of the Earn-Out Accounts and the Adjusted EBITDA Statement for the First Earn-Out Period in accordance with the provisions of Schedule 5 (Deferred Consideration);

(ii)	the Second Deferred Consideration Amount (if applicable) shall be paid by the Purchaser to the Sellers within 7 Business Days of the date of agreement or determination, as the case may be, of the Earn-Out Accounts and the Adjusted EBITDA Statement for the Second Earn-Out Period in accordance with the provisions of Schedule 5 (Deferred Consideration); and

(iii)	the Third Deferred Consideration Amount (if applicable) shall be paid by the Purchaser to the Sellers within 7 Business Days of the date of agreement or determination, as the case may be, of the Earn-Out Accounts and the Adjusted EBITDA Statement for the Third Earn-Out Period in accordance with the provisions of Schedule 5 (Deferred Consideration).

4.4.3	Subject to clause 4.3, on the Stage 2 Completion Date, the Purchaser shall pay the Stage 2 Completion Payment.

4.4.4	Any payment in respect of the Consideration shall be made to the Sellers’ Solicitors by way of telegraphic transfer for same day value or in such other manner as may be agreed in writing between the Parties, and the receipt by the Sellers’ Solicitors shall be an absolute discharge to the Purchaser and the Purchaser shall not be concerned to see the application of the monies so paid to the relevant Sellers or the Employee Shareholders.

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4.5	Sellers to Act as Purchaser’s Nominees

4.5.1	Prior to the registration of the transfers of the Stage 1 Completion Shares, each Seller shall co-operate in any manner required by the Purchaser and procure that each of the Employee Shareholers co-operate in any manner required by the Purchaser in respect of the Stage 1 Completion Shares set out opposite such Seller’s or Employee Shareholder’s name in column 5 of Schedule 1 Part 1 and column 3 of part 2 (as applicable) for the convening and conduct of general meetings of the Company, shall execute on a timely basis all proxy forms, appointment of representatives, documents of consent to short notice and such like that the Purchaser may require in respect of such Stage 1 Completion Shares, and shall generally act in all respects as the nominees and at the direction of the Purchaser in respect of such Stage 1 Completion Shares and all attached rights and interests. The obligations of each Seller pursuant to this clause 4.5.1 will terminate 60 days after the Stage 1 Completion Date subject to the Sellers complying with clause 4.1.22.

4.5.2	Prior to the registration of the transfers of the Stage 2 Completion Shares, each of Vesey (and Norman Carroll, in his capacity as legal owner of the Stage 2 Completion Shares set out opposite Vesey’s name in column 6 of Schedule 1 Part 1) and Padsamaz (and Philip Naughton, in his capacity as legal owner of the Stage 2 Completion Shares set out opposite Padsamaz’s name in column 4 of Schedule 1 Part 1) shall co-operate in any manner required by the Purchaser, in respect of the Stage 2 Completion Shares set out opposite such Seller’s name in column 6 of Schedule 1 Part 1, for the convening and conduct of general meetings of the Company, shall execute on a timely basis all proxy forms, appointment of representatives, documents of consent to short notice and such like that the Purchaser may require in respect of such Stage 2 Completion Shares, and shall generally act in all respects as the nominees and at the direction of the Purchaser in respect of such Stage 2 Completion Shares and all attached rights and interests. The obligations of each Seller pursuant to this clause 4.5 will terminate 60 days after the Stage 2 Completion Date subject to the Sellers complying with clause 4.3.1(iii).

4.6	Revised Lease Agreement

The Sellers and the Purchaser (acting reasonably) agree to (i) agree to use all reasonable endeavours to agree a Deed of Renunciation in relation to the Lease in a usual and customary form and (ii) arrange to have the Deed of Renunciation and the Revised Lease Agreement duly executed by the parties thereto as soon as practicable after the date of this Agreement and in any event within 7 days of the date of this Agreement.

5	Warranties

5.1	Seller Warranties

In consideration of, and as an inducement to, the Purchaser entering into this Agreement, each of the Sellers hereby warrants to the Purchaser, in respect of itself only, that each of the Seller Warranties is at the date hereof true and accurate in all respects and not misleading. Immediately before the time of the Stage 2 Completion, each Warrantor shall be deemed to warrant, in respect of itself only, that the Stage 2 Completion Warranties are true and accurate in all respects in respect of the Stage 2 Completion Shares only.

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5.2	General Warranties and Tax Warranties

In consideration of, and as an inducement to, the Purchaser entering into this Agreement, each of the Warrantors hereby warrants to the Purchaser that, save as Disclosed, each of the General Warranties and the Tax Warranties is at the date hereof true and accurate in all respects and not misleading.

5.3	Basis of Agreement

The Parties acknowledge that the Purchaser is entering into this Agreement in reliance on, inter alia, the Warranties and on the basis that the Warranties are true, accurate and not misleading in any respect.

5.4	Separate Warranties

Each of the Warranties shall be construed as separate and independent and save as otherwise expressly provided shall not be limited by reference to any other Warranty or clause, sub-clause, paragraph, sub-paragraph or any provision in this Agreement or the Schedules.

5.5	Purchaser Knowledge

Save for any matter which has been Disclosed, no information of which the Purchaser may have knowledge (whether actual, constructive or imputed) shall qualify or shall be deemed to qualify any of the Warranties or prejudice any Warranty Claim by the Purchaser under the Warranties or operate to reduce any amount recoverable by the Purchaser in respect of any breach of any of the Warranties. The rights and remedies of the Purchaser in respect of the Warranties shall not be affected by any investigation made by or on behalf of the Purchaser into the affairs of the Group. The Purchaser confirms that it has not relied on any warranty of any of the Sellers save for the Warranties. The Purchaser acknowledges to the Sellers as at the date of this Agreement, it is not in the process of formulating a Warranty Claim.

5.6	Warranties in Full Force and Effect

The Warranties shall continue in full force and effect after Stage 1 Completion and shall not in any respect be extinguished or affected by Stage 1 Completion and Stage 1 Completion shall not in any way constitute a waiver of the rights of the Purchaser in respect of any of the Warranties.

5.7	Indemnification

The Sellers and the Warrantors hereby covenant with and undertake to the Purchaser (for itself and as trustee for the benefit of the Group) to indemnify and keep indemnified and hold harmless the Purchaser from and against any and all liabilities, reasonable costs, interest and reasonable expenses directly suffered or incurred by the Purchaser and / or the Group arising out of or in connection with any breach of the Warranties and in each case such payment to provide on a full indemnity basis for any reasonable costs and expenses properly incurred in investigating, resisting or negotiating any Warranty Claim.

5.8	Waiver by Sellers and Warrantors

None of the information supplied by any Group Company or its officers, employees, agents, representatives or advisers to the Warrantors prior to the date of this Agreement in connection with the Warranties, the contents of the Disclosure Letter, the Tax Deed or otherwise in relation to the business or affairs of any Group Company shall constitute or be deemed a representation, warranty or guarantee of its accuracy by any Group Company to the Warrantors and the Warrantors hereby waive any claims against any Group Company or its officers, employees, agents, representatives or advisers which they might otherwise have in respect of the same.

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6	Limitations

6.1	Overall Limitation

The aggregate maximum liability of the Sellers and the Warrantors in respect of all or any Claims except in respect of any claims under the Seller Warranties or clause 8.1 of this Agreement the Warranties shall in no event exceed the amount of the Consideration actually paid by the Purchaser.

6.2	Limitations to General Warranties and Tax Warranties

6.2.1	The aggregate maximum liability of the Warrantors in respect of all or any claims under the General Warranties shall in no event exceed EUR 750,000 (“Cap”) provided however that the following items are specifically excluded from the Cap:

(i)	fraud or intentional misrepresentation or any criminal acts; and

(ii)	the Fundamental Representations.

The Warrantors shall not be liable in respect of any and all claims under the General Warranties and/or the Tax Warranties unless and until the aggregate cumulative loss thereby sustained in respect of any and all such claims under the General Warranties and/or the Tax Warranties exceeds EUR 75,000 in which event the Warrantors shall be liable for the whole of such amount and not merely the excess.

6.2.2	The Warrantors shall not be liable in respect of any Warranty Claim as follows:

(i)	in the case of claims under the General Warranties, unless it shall have been made on or before the expiry of 2 (two) years from Stage 1 Completion;

(ii)	in the case of claims under the Tax Warranties or the Tax Deed, within the period set in the Tax Deed; or

(iii)	in the case of claims under the Fundamental Representations (other than the Tax Warranties), unless it shall have been made in accordance with the statute of limitations calculated from the Stage 1 Completion Date.

6.3	Notice of Claim

The Purchaser shall as soon as reasonably practicable upon it becoming aware of a Warranty Claim, give notice thereof to the Sellers’ Representative together with such details as are available in respect thereof.

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6.4	Commencement of Proceedings

Any Warranty Claim shall other than the Tax Warranties (if not previously satisfied, settled or withdrawn) be deemed to have been irrevocably withdrawn twelve months after the date on which notice of such Warranty Claim was given (and no such new Warranty Claim may be made in respect of the same facts) unless on or before that date, legal proceedings have been issued and served on the Sellers and/or the Warrantors, as the case may be, in respect of such Warranty Claim.

6.5	Contingent Liability

If any Warranty Claim relates to a liability which, at the time that such Warranty Claim is notified to the Sellers and/or the Warrantors, as the case may be, is contingent only, then the Sellers and/or the Warrantors shall not be under any obligation to make any payment to the Purchaser in respect thereof unless and until such time as the contingent liability ceases to be contingent and becomes actual, and for the purposes only of such a contingent Warranty Claim, the period permitted by clause 6.4 for the issue and service of proceedings (but not, for the avoidance of doubt, any time period applicable to the notification of such Warranty Claim) shall be deemed to commence upon the date upon which such contingent Warranty Claim ceases to be contingent and becomes actual.

6.6	Reduction in Liability

The Warrantors shall have no liability (or such liability shall be reduced) in respect of any claim under the General Warranties or the Tax Warranties:

6.6.1	if and to the extent that the events and circumstances giving rise to such claim have been Disclosed;

6.6.2	if and to the extent that the subject matter thereof or the fact, event or circumstance giving rise thereto was taken into account in the calculation of any amount or value in the 2017 Accounts or the 2018 Accounts or to the extent that specific provision, accrual, allowance, reserve or note has been made in the 2017 Accounts or the 2018 Accounts in respect of subject matter thereof or the fact, event or circumstance giving rise thereto;

6.6.3	if and to the extent that such claim arises or is increased as a result of:

(i)	any increase in rates of Tax or any new Tax after the date of this Agreement; or

(ii)	any change in any law, legislation or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this Agreement; or

6.6.4	in respect of indirect or consequential loss other than any loss of profit or economic loss;

6.6.5	if and to the extent that such claim is attributable to or is increased by any voluntary act, omission, transaction or arrangement carried out by any Seller at the written request of the Purchaser or any member of the Purchaser Group after Completion or under the terms of this Agreement or any other agreement contemplated by it; or

6.6.6	if and to the extent that such claim is attributable to or is increased by any voluntary act, omission, transaction or arrangement carried out by the Purchaser or any member of the Purchaser Group after Completion or under the terms of this Agreement or any other agreement contemplated by it.

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6.7	Mitigation

Nothing in this Agreement will be deemed to relieve the Purchaser from any common law or other duty to mitigate any loss or damage incurred by it as a result of breach of any Warranty.

6.8	No Double Recovery

The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss arising from any one matter under the Warranties and/or pursuant to the Tax Deed.

6.9	Further Basis of Claim

Notwithstanding any other provision of this Agreement, no limitations of any kind whatsoever shall apply to any claim made hereunder against the Sellers or the Warrantors or any of them where such claim is based on any dishonest, wilful concealment or fraudulent act or fraudulent omission or fraudulent misrepresentation of or by any of the Sellers or the Warrantors.

6.10	No Rescission or Termination

Notwithstanding the Purchaser may become or becomes aware at any time by whatsoever means that there has been a breach of the Warranties, the Purchaser shall not be entitled to rescind this Agreement or treat it as terminated and shall have no remedy of misrepresentation in respect of any breach of Warranty.

6.11	Insurance

6.11.1	The Sellers and/or the Warrantors, as the case may be, shall not be liable in respect of any Warranty Claim if and to the extent that the Purchaser or any Group Company has actually recovered under any policy of insurance in respect of any matter or circumstance giving rise to the Warranty Claim.

6.11.2	If the Sellers and/or the Warrantors, as the case may be, at any time pay to the Purchaser an amount pursuant to a Warranty Claim and the Purchaser or any Group Company subsequently recovers under any policy of insurance any amount in respect of the matter giving rise to such Warranty Claim, the Purchaser shall without delay repay to the Sellers and/or the Warrantors, as the case may be, from the sum recovered so much of the amount paid to the Purchaser as does not exceed the sum recovered (less all costs, charges and expenses incurred by the Purchaser or such Group Company in recovering that sum from its insurers). If any amount is repaid to the Sellers and/or the Warrantors, as the case may be, by the Purchaser in accordance with this clause 6.11, an amount equal to the amount so repaid shall be deemed never to have been paid by such Sellers and/or the Warrantors, as the case may be, to the Purchaser.

6.12	Recovery from Third Parties

6.12.1	The Sellers and/or the Warrantors, as the case may be, shall not be liable in respect of any Warranty Claim other than the Tax Warranties if and to the extent that the Purchaser or any Group Company has actually recovered from some other person (not being the Purchaser or any member of the Purchaser Group) (a “Third Party”) in respect of any matter or circumstance giving rise to the Warranty Claim.

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6.12.2	If the Sellers and/or the Warrantors, as the case may be, at any time pay to the Purchaser an amount pursuant to a Warranty Claim other than the Tax Warranties and the Purchaser subsequently recovers from some other person (not being the Purchaser or any member of the Purchaser Group) (a “Third Party”) any amount in respect of the matter giving rise to such Warranty Claim, the Purchaser shall without delay repay to the Sellers and/or the Warrantors, as the case may be, from the sum recovered so much of the amount paid to the Purchaser as does not exceed the sum recovered from such Third Party (less all costs, charges and expenses incurred by the Purchaser in recovering that sum from such Third Party). If any amount is repaid to the Sellers and/or the Warrantors, as the case may be, by the Purchaser in accordance with this clause 6.12, an amount equal to the amount so repaid shall be deemed never to have been paid by such Sellers and/or the Warrantors, as the case may be, to the Purchaser.

6.13	Conduct of Warranty Claims (other than Tax Warranties)

6.13.1	If the Purchaser Group becomes aware of a matter which might give rise to any Warranty Claim other than the Tax Warranties as a result of a matter involving an actual or potential third party claim against the Purchaser Group (a “Potential Claim Event”), the Purchaser shall procure that the Purchaser Group shall:

(i)	as soon as reasonably practicable after becoming aware of the Potential Claim Event, give notice to the Sellers’ Representative of the Potential Claim Event and shall consult with, and take reasonable account of the views of, the Sellers’ Representative with respect to the Potential Claim Event and shall, on an on-going basis, keep the Sellers’ Representative informed of the progress, and all material developments, in respect of the Potential Claim Event and provide the Seller’s Representative with copies of any correspondence received from the relevant third party (or its representatives) in relation to the Potential Claim Event; and

(ii)	provide to the Sellers’ Representative and his advisers reasonable access to personnel and to relevant documents and records within the power or control of the Purchaser Group for the purpose of investigating the Potential Claim Event and enabling the Sellers’ Representative to make any request pursuant to clause 6.13.2, provided that the Sellers’ Representative and his advisers shall:

(a)	keep private and confidential all information relating to the Purchaser, the Companies and/or their respective businesses, clients, customers or affairs which may be obtained pursuant to this clause 6.13, save where required by law or where strictly necessary in the conduct of any such action; and

(b)	return all such information (which is in tangible form) to the Purchaser Group after the termination or settlement of the relevant Warranty Claim.

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6.13.2	The Sellers’ Representative (at their cost) may take copies of the documents or records referred to in clause 6.13.1(ii).

6.13.3	The Purchaser shall procure that the Purchaser Group shall take any reasonable action and institute any proceedings, and give any information and assistance, as the Sellers’ Representative may reasonably request to:

(i)	avoid, dispute, resist, appeal, compromise, defend, remedy or mitigate the Potential Claim Event;

(ii)	enforce against a person (other than the Sellers’ Representative) the rights of a Purchaser Group in relation to the Potential Claim Event; and

provided always that nothing in this clause 6.13.3 shall require the Purchaser Group to take any action in relation to any Potential Claim Event which could reasonably be expected to materially prejudice the commercial interests of the business of the Purchaser Group and in each case on the basis that the Sellers shall fully indemnify the Purchaser Group on demand against all reasonable costs incurred as a result of a request or nomination by the Sellers’ Representative.

6.13.4	The Purchaser shall procure that the Purchaser Group shall not admit liability in respect of, or compromise or settle, any Potential Claim Event without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld or delayed beyond 15 Business Days after notification of the relevant matter by the Purchaser Group to the Seller’s Representative in accordance with clause 6.13.1(i)).

7	Indemnities

The Warrantors covenant with and undertake to the Purchaser to fully indemnify, keep indemnified and hold harmless the Purchaser Group on demand against all losses, liabilities, damages, interest, reasonable and vouched costs and expenses, claims, actions, suits, proceedings, settlements, awards, charges, losses and demands whatsoever suffered or incurred by the Purchaser Group or the Company arising as a direct or indirect consequence out of or in connection with:

7.1.1	any claim by Paymaster (1836) Limited that the Company has breached its warranty with respect to Software being virus free and on write-protected media, which accrues;

7.1.2	the loan from Exaxe Consulting Limited to the Subsidiary in the amount of €582,758 referred to in the 2017 Accounts; and

7.1.3	any claim by EI relating to the period or any action that occurred prior to Stage 1 Completion, in relation to (i) the contingent grant liability referred to in Appendix I of the EI Letter and; (ii) the guarantee and indemnity referred to in Appendix II of the EI Letter related to the Group for the benefit of EI Ireland.

8	Restrictive Covenants and Post-Stage 1 Completion

8.1	Restrictive Covenants

In further consideration of, and as a further inducement to, the Purchaser entering into this Agreement and for the purpose of assuring to the Purchaser the full benefit of the Business and goodwill of any Group Company, each of the Sellers hereby covenants with and undertakes to the Purchaser (for the benefit of the Purchaser and as trustee for the benefit of each Group Company and its successors in title to the Business) that he shall not either alone or jointly or in conjunction with or on behalf of or through the agency of any person and whether as principal, agent, partner, shareholder, holding company, director, manager, adviser, consultant, employee or otherwise howsoever and whether directly or indirectly:

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8.1.1	during the period commencing on Stage 1 Completion and expiring on the second anniversary of Stage 1 Completion:

(i)	carry on or participate or assist or be engaged or concerned or interested in any business in Ireland and/or the United Kingdom which competes with any part of the Business;

(ii)	in relation to or in connection with any business which may in any way be the same as or similar to or in competition with any part of the Business, procure or seek to procure orders from or do business with or procure directly or indirectly any other person to procure orders from or do business with any person who is at Stage 1 Completion or who has been at any time during the period of 2 (two) years immediately preceding Stage 1 Completion a customer of any Group Company;

(iii)	interfere or seek to interfere or take such steps as may interfere with the continuance of supplies to any Group Company (or the terms relating to such supplies) from any suppliers who are at Stage 1 Completion or who have been at any time during the period of 2 (two) years immediately preceding Stage 1 Completion supplying materials, components, products, goods or services to any Group Company;

(iv)	intentionally or recklessly do or say anything which may lead any person to cease to do business with any Group Company on substantially equivalent terms to those previously offered or at all or which may prevent any person in the future, whether or not doing business with any Group Company at Stage 1 Completion, from doing business with any Group Company or do or say anything which is harmful to the reputation of any Group Company;

(v)	in relation to or in connection with any business which may in any way be the same as or similar to or in competition with any part of the Business, solicit or entice away or offer employment to or endeavour to solicit or entice away or offer employment to any person who is at the date hereof or who between that date and Stage 1 Completion becomes an employee, officer or manager of any Group Company whether or not such person would commit a breach of contract by reason of leaving the employment, office or service of any Group Company;

(vi)	in relation to or in connection with any business which may in any way be the same as or similar to or in competition with any part of the Business, enter into partnership with or appoint as a consultant or adviser any person who is at the date hereof or who between that date and Stage 1 Completion becomes an employee, officer, manager or representative of or consultant or adviser to any Group Company; and

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8.1.2	at any time after Stage 1 Completion save for directly in furtherance of his duties as an employee of any Group Company:

(i)	use or procure the use, in connection with any business, of any name or any trade name used or owned by any Group Company on Stage 1 Completion or any part or combination or abbreviations thereof likely to be confused therewith or any Intellectual Property owned or exclusively entitled to be used by any Group Company; or

(ii)	disclose or cause to be disclosed to any person or use for any purpose any Confidential Information or any information in relation to which any Group Company is bound by an obligation of confidence to a third party and he shall use his best endeavours to prevent the publication or disclosure of any such information (save that this clause 8.1.2(ii) shall not apply where disclosure of Confidential Information is required by law or by an order of a court of competent jurisdiction or other governmental or regulatory authority).

8.2	Severability and Rectification

Each of the Sellers hereby acknowledge and agree with the Purchaser that each of the undertakings contained in clause 8.1 constitutes an entirely separate, severable, independent and separately enforceable restriction on them and that the duration, extent and application of the respective restrictions in clause 8.1 are no greater than is reasonable and necessary for the protection of the legitimate interests of the Purchaser and each Group Company but that if any such restriction shall be adjudged by any court or regulatory authority or agency of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and / or the period thereof and / or the geographical area dealt with thereby was reduced, the said restriction shall apply within the jurisdiction of that court or regulatory authority or agency with such modifications as may be necessary to make it valid, effective and enforceable.

8.3	Purchaser’s Group Code of Ethics

8.3.1	Each of Norman Carroll and Philip Naughton covenant and undertake to the Purchaser that, following Stage 1 Completion, they shall:

(i)	at the direction of the Purchaser, ask all employees of the Subsidiary to sign the Purchaser Group’s existing form of code of ethics (the “Code of Ethics”); and

(ii)	explain to such employees the rationale for the Code of Ethics (which such explanation shall be provided in writing by the Purchaser to Norman Carroll and Philip Naughton).

8.3.2	In the event that any employee does not sign the Code of Ethics within 5 Business Days of being requested to do so pursuant to clause 8.3.1, each of Norman Carroll and Philip Naughton agree to repeat their request to such employee to sign the Code of Ethics and to again explain to such employee the rationale for the Code of Ethics.

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8.4	US GAAP Conversion Exercise

8.4.1	The Sellers acknowledge that the Purchaser is required for regulatory purposes to convert the accounts of the Group from Irish GAAP to US GAAP (the “US GAAP Conversion Exercise”).

8.4.2	Each of Norman Carroll and Philip Naughton shall use their best efforts to provide all assistance and cooperation reasonably required by the Purchaser for the purpose of the US GAAP Conversion Exercise and shall, so far as such information is within their respective powers of procurement, provide any necessary information which is required by the Purchaser for the purpose of the US GAAP Conversion Exercise.

8.4.3	If each of Norman Carroll and Philip Naughton fail to comply with their obligations under clause 8.4.2, the Purchaser (acting at all times in good faith) shall notify the Sellers’ Representative that they have failed to adhere to their obligations under this clause 8.4.2 and each of Norman Carroll and Philip Naughton shall be given an additional 2 Business Days to comply. If following the expiration of the 2 Business Days each of Norman Carroll and Philip Naughton have continued to fail to comply with their obligations under clause 8.4.2, Norman Carroll and Philip Naughton shall be jointly and severally liable to pay the Purchaser the sum of EUR100,000 and in the event such payment is not made within 2 Business Days the Purchaser shall be entitled to withhold the sum of EUR100,000 from the Stage 2 Completion Payment.

8.5	Professional Indemnity Tail Insurance

8.5.1	The Sellers shall procure, at their own cost and expense, that they arrange professional indemnity tail insurance for the Group, equivalent to the existing insurance at the date of this Agreement, for each of the periods from 1 April 2019 to 31 March 2020, 1 April 2020 to 31 March 2021 and 1 April 2021 to 31 March April 2022 in each case in respect of the period prior to Stage 1 Completion.

9	Purchaser Warranties

The Purchaser warrants to the Sellers in accordance with the terms set out in Schedule 0.

10	Miscellaneous Provisions

10.1	Wrong Pockets

10.1.1	If within twenty four (24) months following Stage 1 Completion, it is discovered that as a result of the acquisition of the Shares (i) any right, title or interest in any asset (a “Wrong Pocket Asset”) that was meant to be held by a Group Company and was used by the Group for the purpose of the Business, is held by a Seller or a Seller Company or (ii) any liability (a “Wrong Pocket Liability”) was wrongly assumed or retained by any Group Company (as agreed between the Sellers and the Purchaser acting reasonably and in good faith) except as a result of any transaction occurring after the Stage 1 Completion or as contemplated by the Agreement:

(i)	the Sellers shall and shall cause any Seller Company holding such right, title or interest in a Wrong Pocket Asset to transfer, as promptly as reasonable practicable, such Wrong Pocket Asset to the Company for no additional consideration;

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(ii)	the Sellers shall and shall cause any Seller Company to hold such right, title and interest in and to the Wrong Pocket Asset in trust for the Company until such time as the transfer is completed; and

(iii)	the Sellers shall and shall cause the appropriate Seller or Seller Company to assume from the Company, as promptly as reasonably practicable, any Wrong Pocket Liability for no additional consideration.

10.2	Survival of Obligations

The provisions of this Agreement which shall not have been performed on Stage 1 Completion shall remain in full force and effect notwithstanding Stage 1 Completion.

10.3	Binding on Successors

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective personal representatives, successors and permitted assigns.

10.4	Waiver, Release and Remedies

10.4.1	A waiver by the Purchaser of any breach by any Party of any of the terms, provisions or conditions of this Agreement or the acquiescence of the Purchaser in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or an acquiescence to any subsequent act contrary thereto.

10.4.2	Any remedy or right conferred upon the Purchaser for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to this Agreement or provided for by law.

10.4.3	No failure or delay by the Purchaser in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall a single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or exercise of any other claim, right, power or privilege.

10.4.4	Any liability of any Party to the Purchaser under the provisions of this Agreement may in whole or in part be released, varied, postponed, compounded or compromised by the Purchaser in its absolute discretion as regards such Party without in any way prejudicing or affecting its rights against any other Party under the same or a like liability whether joint and several or otherwise. Should any provision of this Agreement transpire not to be enforceable against any of the Parties, such non-enforceability shall not render such provision unenforceable against any other Party.

10.5	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same Agreement. This Agreement shall become effective and be dated (and each counterpart shall be dated) on the date first written above between the Parties which have executed and delivered a counterpart. Immediate evidence that a counterpart engrossment has been executed may be provided by transmission of such counterpart engrossment by fax machine or a scanned version thereof by email with the original executed counterpart engrossment to be put in the post as soon as practicable thereafter.

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10.6	Assignment

This Agreement shall not be assignable in whole or in part by the any Seller but the Purchaser shall be entitled to assign and transfer all or any of its rights and obligations hereunder to any member of the Purchaser Group and such assignee or transferee shall be entitled to enforce the same against the Sellers as if it were named in this Agreement as the Purchaser.

10.7	Notices

10.7.1	Any notice or other communication to any Party given under or in connection with this Agreement or the Tax Deed shall be in writing and shall (at the option of the Party giving the notice) be:

(i)	delivered by hand;

(ii)	sent by prepaid post (via airmail in the case of notice to a different jurisdiction); or

(iii)	sent by email,

to the address or email address, in the case of the Sellers, set out under their respective names in Column 1 of Part 1 of Schedule 1 or, in the case of the Purchaser, as set out below, or, in any case to such other address or email address as is from time to time notified by a Party to the other Parties in compliance with the provisions of this clause 10.7:

The Purchaser

Address: Majesco / 412, Mt Kemble, Suite 110c, Morristown, NJ- 07960 Office: Phone: +1 (973) 461-5200 Fax: +1 (973) 605-2942

Email : Lori.Stanley@majesco.com

for the urgent attention of Lori Stanley

10.7.2	Any notice or communication referred to in clause 10.7.1 shall be deemed to have been served:

(i)	if delivered by hand, on delivery;

(ii)	if sent by prepaid post, 48 (forty-eight) hours after posting; and

(iii)	if sent by email, at the time of sending the email (provided that no report of transmission or other message transfer failure is received by the Party sending the email),

provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside working hours (being 9 am to 5 pm Irish time on a Business Day) such notice or other communication shall be deemed to be given or be made at the start of working hours on the next succeeding Business Day.

10.7.3	Each person giving a notice or making a communication hereunder by fax or email shall promptly confirm such notice or communication by post to the person to whom such notice or communication was addressed but the absence of any such confirmation shall not affect the validity of any such notice or communication or the time upon which it is deemed to have been served.

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10.8	Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

10.9	Further Assurance and Information

At the request of the Purchaser from time to time, the Sellers shall (and shall procure that any other necessary person shall) at the Purchaser’s reasonable cost and expense:

10.9.1	execute and do all such documents, acts and things as may be required subsequent to Stage 1 Completion for assuring to or vesting in the Purchaser (or its nominee(s)) the beneficial ownership of the Stage 1 Completion Shares or otherwise in order to perfect the right, title and interest of the Purchaser to the Stage 1 Completion Shares (and following the Stage 2 Completion, the Stage 2 Completion Shares); and

10.9.2	provide or procure the provision to the Purchaser of all information in their possession or under their control subsequent to Stage 1 Completion relating to the business and affairs of the Group and will give, or procure to be given to the Purchaser, its advisers and agents such access to (including the right to take copies of) any documents in their possession or under their control containing such information as the Purchaser may from time to time reasonably require.

10.10	Announcement

No announcement or disclosure regarding all or any part of the transactions contemplated by this Agreement shall be made by any of the Parties without the prior written approval of the other Parties save for any such announcement as is required to be made under any applicable law in which case the announcement shall be made only after consultation with the other Parties and after the other Parties have, where practicable, been given the opportunity to approve such announcement.

10.11	Whole Agreement

This Agreement, the Tax Deed and all other documents to be entered into by all or any of the Parties prior to Stage 2 Completion pursuant to this Agreement contain the whole agreement between the Parties relating to the transactions provided for in this Agreement and supersedes all previous agreements (if any) between such Parties in respect of such matters and each of the Parties acknowledges that in agreeing to enter into this Agreement it has not relied on any representations or warranties except for those contained in such documents.

10.12	Severability

Each of the provisions of this Agreement is separate and severable and enforceable accordingly and if at any time any provision is adjudged by any court of competent jurisdiction to be void or unenforceable the validity, legality and enforceability of the remaining provisions hereof and of that provision in any other jurisdiction shall not in any way be affected or impaired thereby.

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10.13	Costs

Each Party shall bear its own costs, fees or expenses in connection with negotiating, preparing and entering into this Agreement.

10.14	Governing Law and Jurisdiction

10.14.1	This Agreement and all non-contractual obligations arising from or connected with it are governed by and construed in accordance with the laws of Ireland. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with Irish law.

10.14.2	Each of the Parties hereby agrees that the courts of Ireland shall have exclusive jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement (“Proceedings”) and for such purposes irrevocably submits to the jurisdiction of the courts of Ireland.

10.14.3	Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of Ireland.

10.14.4	Each Party agrees that a judgment against it in Proceedings brought in the courts of Ireland in accordance with this clause shall be conclusive and binding upon it and, subject to all applicable laws, may be enforced in any other jurisdiction.

10.15	Agent for Service

The Purchaser irrevocably appoints Matheson to be its agent (the “Agent”) for the receipt of Service Documents and agrees that any Service Document shall be effectively served on it in connection with Proceedings by service on the Agent effected in any manner permitted by applicable law.

10.16	Sellers’ Representative

10.16.1	Each Seller hereby irrevocably appoints the Sellers’ Representative as their agent, proxy and attorney and gives the Sellers’ Representative full power and authority on each Seller’s behalf to resolve or address all matters as are expressly contemplated by the Agreement.

10.16.2	Each Seller irrevocably appoints and authorises the Sellers’ Representative:

(i)	to negotiate, compromise, settle or agree any matter arising out of the Agreement;

(ii)	give and receive any notice under the Agreement; and

(iii)	to generally take any and all other actions (including the settlement of any claims) and doing any and all other things provided in or contemplated by this Agreement to be performed by such Seller on behalf of all of the Sellers.

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10.16.3	Any action taken or document executed by the Sellers’ Representative on behalf of a Seller in connection with this Agreement shall be deemed to have been made on behalf of such Seller and the Purchaser shall be entitled to rely upon such action or document as being binding on such Seller without further enquiry.

10.16.4	The Sellers’ Representative may resign and be discharged from his or its duties and obligations under this Agreement by giving notice to the Sellers and the Purchaser and specifying a date (which date shall be the later of the date specified in the notice and five Business Days after deemed receipt) on which such resignation shall take effect.

10.16.5	The Sellers’ Representative may be changed by the Sellers upon not less than five Business Days prior written notice to Purchaser.

10.16.6	If, due to death, incapacity, resignation or otherwise, the Sellers’ Representative ceases to act, each Seller agrees that a majority of the Sellers shall be entitled to appoint a substitute Sellers’ Representative on all terms of this Clause 10.16 by giving notice to the Purchaser specifying the date on which such appointment shall take effect and until such appointment is effected the Purchaser shall be entitled to deal with Philip Naughton as the Sellers’ Representative until the aforementioned appointment is made.

10.16.7	Service of a notice under this Agreement on the Sellers’ Representative shall constitute valid service of that notice on the Sellers.

10.16.8	The Sellers’ Representative shall not be liable to the Sellers in respect of any act, omission or any matter which is the subject of this Clause 10.16.

IN WITNESS whereof this Agreement has been duly executed as a Deed on the date shown at the beginning of this Agreement.

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Schedule 1

Part 1
The Sellers and their Shareholdings

Name and Address of Seller	Registered Holder	Beneficial Holder	Number and Class of Shares	Number and Class of Stage 1 Completion Shares	Number and Class of Stage 2 Completion Shares
Norman Carroll 11 Vesey Park Lucan Co Dublin	Norman Carroll	Norman Carroll	100,000 Ordinary Shares	100,000 Ordinary Shares	0

Philip Naughton 2 Laurelton Rathgar Dublin 6	Philip Naughton	Philip Naughton	100,000 Ordinary Shares	100,000 Ordinary Shares	0

Luc Hemeryck Ardbraccan Glebe, Ardbraccan, Navan, Co. Meath	Luc Hemeryck	Luc Hemeryck	41,500 Convertible Preferred Shares	41,500 Convertible Preferred Shares	0

Vesey Investments Limited Unit 5a Sandyford Business Centre Sandyford Dublin 18	Norman Carroll	Vesey Investments Limited	86,750 A Ordinary Shares	65,062 A Ordinary Shares	21,688 A Ordinary Shares

Padsamaz Limited Frankfort Building Dundrum Road Dublin 14 D14 RX27	Philip Naughton	Padsamaz Limited	86,750 A Ordinary Shares	65,062 A Ordinary Shares	21,688 A Ordinary Shares

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Part 2
The Employees and the Employee Shares

Name and Address	Number and Class of Shares	Number and Class of Stage 1 Completion Shares	Number and Class of Stage 2 Completion Shares
Adrian Hegarty	10,000 Ordinary Shares	10,000 Ordinary Shares	0

Tom Murray	6,875 Ordinary Shares	6,875 Ordinary Shares	0

Kathryn Desmond	1,250 Ordinary Shares	1,250 Ordinary Shares	0

Paul Hendrick	150 Ordinary Shares	150 Ordinary Shares	0

Victor Bergman	75 Ordinary Shares	75 Ordinary Shares	0

Neil Wilson	250 Ordinary Shares	250 Ordinary Shares	0

Ian Thompson	150 Ordinary Shares	150 Ordinary Shares	0

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Schedule 2

Part 1
Seller Warranties

1	Share Capital

1.1	Ownership of Shares

The Shares are legally and beneficially owned by the Sellers and the Employees in the numbers set out opposite each of their respective names in Schedule 1 Part 1 and Part 2 and are free from any Encumbrances whatsoever and from any agreement, obligation or commitment to create, grant, give or permit to subsist any Encumbrances whatsoever and the Sellers and the Employee Shareholders are entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares free from any Encumbrance on the terms of the Agreement.

1.2	Shares Fully Paid Up

The Shares comprise the whole of the allotted and issued share capital of the Company and all of them are fully paid up. The Company owns the entire issued share capital of the Subsidiary and all of its shares are fully paid up.

1.3	Rights of Option

No person has the right (whether actual or contingent) to call for the issue, allotment or transfer of any share or loan capital of the Company or the Subsidiary under any option or other agreement, arrangement or commitment and no person has claimed to be entitled to any of the foregoing.

1.4	Encumbrances

There is no Encumbrance over or affecting any of the share capital of the Company or the Subsidiary and there is no agreement, arrangement or commitment whatsoever to give, grant or create such Encumbrance nor has any claim that such an Encumbrance exists been made or threatened by any person.

2	Capacity and Authority of Sellers

2.1	Power of Sellers

The Sellers have full power and authority to enter into, perform and comply with their respective obligations under this Agreement and any other agreement which they are required to enter into hereunder and this Agreement constitutes and any such other agreements when executed will constitute valid, legally binding and enforceable obligations on them in accordance with its or their respective terms.

2.2	Sellers which are Body Corporates

In respect of each of those Sellers which are body corporates, the Sellers and the Warrantors warrant that:

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2.2.1	those Sellers are duly incorporated and validly existing under the laws of the country of its incorporation;

2.2.2	all necessary actions, conditions and things have been taken, fulfilled and done in order to enable it to enter into, perform and comply with its obligations hereunder and those obligations are validly, and legally binding and enforceable upon it; and

2.2.3	its entry into and performance of or compliance with its obligations hereunder does not violate or exceed any power or restriction granted or imposed by:

2.2.3.1	any law to which it is subject;

2.2.3.2	any of its constituting documents; and

2.2.3.3	does not require the consent of any regulatory body or other person having jurisdiction over the Group.

2.3	No Further Requirements

It is not necessary that this Agreement or any other documents which is or will be entered into in conjunction with this Agreement, be filed, recorded or enrolled by the Sellers with any court or other authority.

3	Validly Existing

3.1	This Agreement has been duly and validly authorised, effected and delivered by the Sellers and constitutes legal, valid and binding obligations of the Sellers enforceable in accordance with its terms.

3.2	Each Group Company is a duly incorporated private limited company and validly exists under the laws of Ireland and has all requisite corporate power and authority to carry on its business as it now being conducted.

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Schedule 2

Part 2
General Warranties

CONTENTS

		Page No

1	Capacity and Authority of Warrantors	42

2	Interested Parties	42

3	Constitution of the Company	42

4	Companies Act	43

5	2017 Accounts and 2018 Accounts	44

6	Transactions Since the 2017 Accounts Date	45

7	Debts	46

8	Bank and Other Borrowings	47

9	Solvency	48

10	Data Protection	48

11	Technology	50

12	Intellectual Property, Confidential Information and Know-How	52

13	Agreements and Arrangements	56

14	Assets	57

15	Directors and Employees	59

16	Pensions and Benefit Schemes	62

17	Safety, Health and Welfare at Work	62

18	Environment	63

19	Property	63

20	Planning and Development	64

21	Miscellaneous	64

22	Litigation and Disputes	66

23	Insurance	67

24	Breach of Agreements or Arrangements	67

25	Suppliers and Customers	67

26	Competition Law	68

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General Warranties

1	Capacity and Authority of Warrantors

1.1	No Litigation Pending

No proceedings are current or, so far as the Warrantors are aware, pending or threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of the Sellers hereunder and so far as the Warrantors are aware there are no circumstances which might give rise to any such proceedings or the threat of any such proceedings.

1.2	No Commission Payable

No one is entitled to receive from any Group Company any finder’s fee, brokerage or other commission in connection with the sale and purchase of the Shares under this Agreement.

1.3	Completeness

The information set out in the Recitals and Schedules is true, complete and accurate in all respects and is not misleading in any respect.

2	Interested Parties

2.1	Liability

No indebtedness or liability (whether actual or contingent and whether or not quantified or disputed) and no contract, commitment or arrangement is outstanding between any Group Company and the Sellers or any Connected Person of the Sellers.

2.2	Conflict of Interest

None of the Sellers or any Connected Person of any of them has any right or interest, directly or indirectly, in any business which is competitive with the business of any Group Company.

2.3	Claims by Warrantors

None of the Sellers or any Connected Person of any of them is entitled to any claim of whatsoever nature against any Group Company and none of the Sellers or any Connected Person of it has assigned to any person the benefit of any claim against any Group Company.

3	Constitution of the Company

3.1	Constitution

The copy of the constitution of each Group Company contained in the Disclosure Letter is true and accurate and since the 2017 Accounts Date, no alteration has been made to the constitution of each Group Company.

3.1	Conduct of Business

The Company has, at all times, carried on business and conducted its affairs in all material respects in accordance with its constitution for the time being in force.

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3.2	Shares in Other Companies and Joint Ventures and Partnership

No Group Company is nor has agreed to become the holder or beneficial owner of any class of share or other capital (to include loan capital) of any company (wherever incorporated) and no Group Company is nor has agreed to become a member of any joint venture, partnership or consortium or other unincorporated association (other than recognised trade associations) nor is it nor has it agreed to be or become a party to any agreement or arrangement for sharing commissions or other income to include any profit sharing arrangement.

3.3	Branches

The Group does not have any branch, agency or place of business, or any permanent establishment outside Ireland.

3.4	Business Names

No Group Company uses any name other than its full corporate name for any purpose.

4	Companies Act

4.1	Compliance with Companies Act

Each Group Company has complied in all material respects with the provisions of the Companies Act and all returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of each Group Company to the Registrar of Companies or to any other authority whatsoever have been duly delivered and were correct.

4.2	Investigations

No application has been made for the appointment of an inspector to investigate the affairs of any Group Company and, so far as the Warrantors are aware, no such application is threatened, anticipated or likely.

4.3	Court Orders

No Group Company nor any officer of any Group Company is the subject of or affected by any court order affecting the business of any Group Company; and no Group Company nor any officer of any Group Company is otherwise the subject of or affected by any proceedings instituted by or against any person as a result of any investigation of any company’s affairs.

4.4	Inspector’s Reports

So far as the Warrantors are aware, no Group Company is identified or referred to in any inspector’s report. The Company has not received notice that an inspector has been appointed to investigate the ownership of any Group Company or such other matters as are provided for in Part 13 of the Companies Act and, so far as the Warrantors are aware, no person has been required to give any public authority any information as to the persons interested in shares or debentures of any Group Company. No directions have been given to any Group Company in relation to the production of documents or the answering of questions pursuant to Part 13 of the Companies Act.

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4.5	Restrictions

No shares in or debentures of any Group Company are or have been subject to section 768 of the Companies Act and each Group Company is neither legally nor beneficially interested in any shares in or debentures of any company which are the subject of any restriction under section 768 of the Companies Act.

4.6	Disclosure of Interests in Shares

Any person who is or has at any time been required under sections 261 to 265 of the Companies Act to notify any Group Company of its interests in any shares in or debentures of any Group Company has complied at all times with his or her obligations under sections 261 to 265 of the Companies Act.

4.7	Transactions Involving Directors

No Group Company has been a party to any transaction to which any of the provisions of Chapters 3 and 4 of Part 5 of the Companies Act may apply.

4.8	Notification by Auditors

So far as the Warrantors are aware, having made enquiry of the auditors, the auditors of each Group Company have not made any notification to the Director of Corporate Enforcement in relation to any Group Company. The auditors of each Group Company have not notified any Group Company of any matter which has given, or could or might give rise, to such a notification.

5	2017 Accounts and 2018 Accounts

5.1	2017 Accounts and 2018 Accounts True and Accurate

Each of the 2017 Accounts and the 2018 Accounts have been prepared and audited in accordance with the requirements of the Companies Act and all other applicable statutes and laws and in accordance with Accounting Standards and on a basis consistent with the audited accounts of each Group Company for the 2 preceding accounting periods, and:

5.1.1	give a true, complete and accurate view of the assets, liabilities (whether actual or contingent and whether or not quantified or disputed), commitments and financial position and affairs of each Group Company as at the 2017 Accounts Date or the 2018 Accounts Date (as the case may be) and of the results of each Group Company for its financial period ending on the 2017 Accounts Date or the 2018 Accounts Date (as the case may be);

5.1.2	make full provision or reserve for all material liabilities (whether actual, future or contingent and whether or not quantified or disputed) and material capital commitments of each Group Company outstanding at the 2017 Accounts Date or the 2018 Accounts Date (as the case may be);

5.1.3	make full provision or reserve (in accordance with the principles set out in the notes included in the 2017 Accounts and the 2018 Accounts) for all Taxation for which each Group Company was liable either on the 2017 Accounts Date or the 2018 Accounts Date (as the case may be) or at any time thereafter with reference to the profits, gain, income, earnings or activities of each Group Company for any period ending on or before the 2017 Accounts Date or the 2018 Accounts Date (as the case may be);

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5.1.4	make adequate provision or reserve for depreciation and amortisation of fixed assets of each Group Company having regard to their original cost and estimated life and include no fixed or current assets at a value greater than their purchase price or production cost or (in the case of current assets) their net realisable value at the 2017 Accounts Date or the 2018 Accounts Date (as the case may be); and

5.1.5	make proper and adequate provision or reserve for all bad and doubtful debts.

5.2	No Extraordinary Items

The financial position and results shown by the 2017 Accounts and the 2018 Accounts have not (except as therein Disclosed) to any material extent been affected by any extraordinary or exceptional items or by inconsistencies of accounting practice or by any non-recurring items of income or expenditure or by transactions entered into otherwise than on ordinary and usual commercial terms or by any other factor rendering such financial position and results unusual or misleading in any material respect.

5.3	Deferred Taxation

Where provision for deferred Taxation is not made in the 2017 Accounts or the 2018 Accounts, full details of the amounts of deferred Taxation have been Disclosed in the Disclosure Letter.

5.4	Annual Return Date

The annual return date of each Group Company is 30 September and has not changed in the last five years.

6	Transactions Since the 2017 Accounts Date

6.1	Transactions

Since the 2017 Accounts Date, each Group Company has carried on its business in the ordinary and usual course and without any material alteration in the nature of its business.

6.2	No Material Adverse Change

Since the 2017 Accounts Date, there has been no material adverse change in the turnover, assets or liabilities (whether actual or contingent) financial or trading position or prospects of each Group Company and no part of the business of each Group Company has been materially adversely affected by any abnormal factor.

6.3	Payments of Dividend

Since the 2017 Accounts Date, no dividend or bonus or distribution of capital or income has been or is treated as having been declared, made or paid in respect of any share capital of each Group Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of any Group Company has been repaid in whole or in part or has become liable to be repaid.

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6.4	Agreements and Transactions

Since the 2017 Accounts Date, no Group Company has entered into any agreement or transaction for the sale or purchase of any assets other than the sale or purchase of trading stock in the ordinary and usual course of business.

6.5	Payments

Since the 2017 Accounts Date, no Group Company has paid or agreed to pay to any person any amount, sum or other compensation for loss of office, remuneration, emoluments, expenses or other payments or benefits whatsoever (whether or not gratuitous) other than those which are deductible from the profits of each Group Company in computing its corporation tax.

6.6	Debts, Liabilities and Losses

Since the 2017 Accounts Date:

6.6.1	each Group Company has paid its creditors in accordance with their credit terms and there are no amounts owing by any Group Company which have been due for more than 12 weeks;

6.6.2	there has not been any material damage, destruction or loss (whether or not covered by insurance) to or affecting any assets of each Group Company;

6.6.3	so far as the Warrantors are aware, no Group Company has, by doing or omitting to do anything, prejudiced its goodwill;

6.6.4	the value of the net realisable assets of any Group Company has not fallen below the value specified in the 2017 Accounts;

6.6.5	no Group Company has repaid, or become liable to repay, any loan or indebtedness in advance of its stated maturity; and

6.6.6	none of the amounts secured by the Encumbrances disclosed in the 2017 Accounts has been increased beyond the amount shown in the 2017 Accounts and no Encumbrance has been created.

7	Debts

7.1	Book Debts

No part of the amounts included in the 2017 Accounts or the 2018 Accounts, or subsequently recorded in the books of any Group Company, as owing by any debtors is overdue by more than 12 (twelve) weeks, or has been released or reduced on terms that any debtor pays less than the full book value of his debt or has been deferred or subordinated, or has been written off, or has proved to any extent to be irrecoverable, or is now regarded by any Group Company as irrecoverable in whole or in part.

7.2	Disclosure of Debts

There are no debts owing by or to any Group Company other than debts which have arisen in the ordinary and usual course of its business.

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7.3	Factoring of Debts

No Group Company has factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in its audited accounts.

7.4	Aggregate of Debts Due to the Company

No Group Company has loaned any money which has not been repaid to it nor owns the benefit of any debt (whether or not due for payment), other than debts which have arisen in the ordinary and usual course of its business.

8	Bank and Other Borrowings

8.1	Financial Liabilities and Loans

True and accurate details of the Facilities at the date hereof are contained in the Disclosure Letter together with true and correct copies of all documents relating thereto and no Group Company has done anything nor are there or have there been circumstances whereby the continuance of any of the Facilities in full force and effect might be affected or prejudiced or which may give rise to any alteration in the terms and conditions of same and no Group Company is in default under any of the Facilities or under any guarantee of, or security or indemnity for, any indebtedness and, so far as the Warrantors are aware, there is no reason why any of the Facilities, guarantee, security or indemnity should be called or the liabilities thereunder accelerated before their due date (if any) or any Facilities terminated.

8.2	Notices Requiring Repayment

No Group Company has received written notice from any lenders of money to any Group Company, requiring repayment or intimating the enforcement by the lender of any security which it may hold over any assets of such Group Company.

8.3	Bank Accounts

The Disclosure Letter contains bank statements as of the day prior to the execution of this Agreement of the credit and debit balances of all bank and deposit accounts of each Group Company together with details of the signatories to such accounts.

8.4	Total Borrowings

The total amount borrowed by each Group Company (as determined in accordance with the provision of the relevant instrument) from each of its bankers does not exceed its approved limit under the Facilities and the total amount borrowed by each Group Company from whatever source does not exceed any limitation on its ability to borrow contained in its memorandum and articles of association or any other agreement, deed or document binding upon it.

8.5	Guarantees and Indemnities

None of the Facilities is dependent on the guarantee or indemnity of, or any security provided by, a third party other than the Group Company which is party to such Facility.

8.6	Working Capital

As at the date of this Agreement, each Group Company has sufficient working capital for the purposes of carrying on its business, in its present form and at its present level of turnover.

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8.7	No Loans

No Group Company has made any loans which are outstanding.

8.8	Management Reports

There have been no reports commissioned by any Group Company or so far as the Warrantors are aware concerning any Group Company from financial or management consultants within the period of 3 (three) years prior to the date of this Agreement.

9	Solvency

9.1	Insolvency Proceedings

No order has been made or petition presented or resolution passed or proceedings or, so far as the Warrantors are aware, action taken or ground arisen for the winding up of any Group Company or for or with a view to appointing an examiner, receiver, administrator, trustee or other similar officer to any Group Company and no distress, execution, sequestration, attachment or other process been levied or entered upon or sued out in respect of any Group Company or against any property or asset of any Group Company nor, so far as the Warrantors are aware, is any of the foregoing in the process of being so levied, entered upon or sued out, nor is there any unfulfilled or unsatisfied judgment, court order or award outstanding against any Group Company.

9.2	Solvency of the Company

No Group Company has ceased payment of any undisputed debt nor has any Group Company become insolvent or unable to pay its debts within the meaning of section 509 or 570 of the Companies Act. No notice has been served on any Group Company under section 570 of the Companies Act and no arrangement has been or is about to be entered into by any Group Company under section 453 or section 676 of the Companies Act and no encumbrancer has taken possession or attempted to take possession of or exercised or attempted to exercise any power of sale in respect of the whole or any part of the undertaking, property, assets or revenues of any Group Company and, so far as the Warrantors are aware, there exist no circumstances under which a receiver may be appointed by any person over the whole or any part of the undertaking, property, assets or revenues of any Group Company and there is no unfulfilled or unsatisfied judgment, ruling, order, award, decree or directive outstanding against any Group Company and there has been no delay by any Group Company in the payment of any obligation due for payment.

10	Data Protection

10.1	Compliance

Each Group Company has always been, and is in compliance with all relevant requirements of the Data Protection Laws and is as regards all Personal Data controlled and/or processed by it, in compliance, with all relevant requirements of the Data Protection Laws and has all necessary registrations thereunder and all necessary consents in respect of all Personal Data held by any Group Company, either as a data controller or as a data processor, for the purpose of carrying on its business.

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10.2	Establishment

For the purposes of Data Protection Laws each Group Company’s main establishment are in Ireland.

10.3	Offences under the Data Protection Laws

So far as the Warrantors are aware, no Group Company has committed any offence under the Data Protection Laws.

10.4	Data Protection Officer

Each Group Company has appointed a Data Protection Officer and has notified its Data Protection Officer to the Data Protection Commission.

10.5	Enforcement, Information and Prohibition Notices

In the three years prior to the date of this Agreement:

10.5.1	no regulatory authority has issued any enforcement notices, information notices or prohibition notices against any Group Company pursuant to any Data Protection Laws or other data protection laws; and

10.5.2	no Group Company has received any written notice from the Data Protection Commission or any relevant national regulatory or enforcement body alleging non-compliance by that Group Company with the Data Protection Laws or other data protection laws; and

10.5.3	no complaint has been made by an individual to the Data Protection Commission or any relevant national regulatory or enforcement body alleging non-compliance by any Group Company with the Data Protection Laws or other data protection laws.

10.6	Data Subject Rights

In the three years prior to the date of this Agreement:

10.6.1	no Group Company has received notice or is aware of any actual or threatened claim from an individual alleging non-compliance by the Group with any requirements of the Data Protection laws or applicable data protection legislation; and

10.6.2	no individual has made a personal data access or other written request to any Group Company to establish the existence of Personal Data, to have their personal data rectified or erased, to object to processing or to have their personal data removed from a mailing list.

10.7	Data Control and Processing System

Each Group Company’s personal data control and / or personal data processing systems and procedures are compatible in all respects with the obligations, and comply in all respects with the requirements, of the Data Protection Laws.

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10.8	Data Protection Policies

The Disclosure Letter sets out all material policies relating to the processing, storage, retention of Personal Data that comply with Data Protection Laws.

10.9	GDPR

The Disclosure Letter sets out all material compliance programmes which the Company has put in place in order to comply with GDPR.

10.10	Automated Decision Making

Each Group Company’s Personal Data control and / or Personal Data processing systems and procedures do not involve the making of decisions which are based solely on processing by automatic means of personal data relating to a data subject and which produce legal effects concerning the data subject or which otherwise significantly affect the data subject (and which are intended to evaluate matters relating to the data subject, including but not limited to performance at work, credit worthiness, reliability or conduct).

10.11	Transfer of Data

No processing of Personal Data is carried out by or on behalf of any Group Company other than in the European Economic Area and no Group Company has transferred and does not transfer any Personal Data controlled or processed by it outside the European Economic Area.

10.12	Third Party Data Processing

Data processing carried out by third parties on behalf of any Group Company is carried out by third parties pursuant to written agreements with those third parties which agreements incorporate the requirements of the Data Protection Laws (and details of all such agreements are set out in the Disclosure Letter).

10.13	Personal Data Breach

So far as the Warrantors are aware, no personal data breach has ever occurred in respect of Personal Data processed or controlled by either Group Company.

10.14	Direct Marketing

Each Group Company has at all relevant times complied in all material respects with all relevant obligations and requirements of the Data Protection Laws with regard to direct marketing.

11	Technology

11.1	Ownership and Licences

The Group Companies are the sole, absolute and unencumbered legal and beneficial owners of all Computer Systems or has all necessary rights and / or licences from the owner of the Computer Systems to use the Computer Systems in the manner in which such Computer Systems are used, or are anticipated to be used as at Stage 1 Completion.

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11.2	Computer Software

So far as the Warrantors are aware, no Software that (i) was developed specifically under a contract that any Group Company has with a third party; or (ii) is subject to any right ownership, security, lien or right to claim royalties of a third party: is provided by any Group Company to a third party or otherwise used for the benefit of any third party by any Group Company.

11.3	Breach of Rights or Licences

So far as the Warrantors are aware, no Group Company, its sub-licencees, nor any other person, is in breach of any rights, obligations and / or licences pursuant to which each Group Company uses the Computer Systems and such rights and / or licences are not restricted as to number of users (or, in the case of Software, to the processor on which the Software runs).

11.4	Source Code

Each Group Company is in possession and control of full and complete copies of all source code of all Software that is owned by any Group Company and has satisfactory arrangements (details of which are set out in the Disclosure Letter) in place for access to the source code of all Software (other than Off the shelf Software and Databases) and each Group Company is in full compliance with the terms and conditions of all source code escrow agreements.

11.5	Third Party Rights

So far as the Warrantors are aware, no Group Company is using any Computer Systems in a manner that infringe any rights of any third party and no Group Company has received notice and is not aware of any actual or threatened claim that its use of or benefit from any of the Computer Systems is invalid or infringes any rights of any third party.

11.6	Support and Maintenance

The Computer Systems have been satisfactorily maintained and supported and each Group Company has the benefit of appropriate maintenance and support agreements (full details of which are set out in the Disclosure Letter), in respect of the Computer Systems with a contractor (not being or connected with any Group Company or Warrantors) and the Company is in full compliance with the terms of such support and maintenance contracts. In the event that any person providing maintenance or support services for the Computer Systems fails to do so in accordance with the terms of such maintenance or support contracts, each Group Company has all necessary rights and information to procure the carrying out of such services by its employees or by another party (not being any Group Company or the Warrantors) without undue expense, delay or restriction.

11.7	Date Compliance

The Computer Systems are Date Complaint.

11.8	Capacity

As at Stage 1 Completion, the Computer Systems have adequate capability and capacity for all the processing and other functions required to conduct the Business and operations of the Group as carried out during the 12 months prior to Stage 1 Completion.

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11.9	Disaster Recovery and Business Continuity

Each Group Company has appropriate disaster recovery and business continuity procedures and policies in place which have been tested and which accord with good industry standards and contracts with reputable independent Service Providers (not being any Group Company or Warrantors) (full details of which are set out in the Disclosure Letter) that enable each Group Company to continue all computing, communications and data processing operations which are material to the Business without material disruption or delay.

11.10	Security

Each Group Company has adequate policies and procedures in place which accord with good industry standards to ensure internal and external security of the Computer Systems including (without limitation) procedures preventing unauthorised access, the introduction of a virus, worm, Trojan horse, cancelbot, logic bomb or similar threat.

11.11	Breakdowns and Interruptions

In the two years prior to the date of this Agreement there have not been any material failures or breakdowns of any Computer System which have materially disrupted or interrupted the Business.

11.12	Rights Subsisting

Any contract, right, entitlement or licence of the Company referred to in this paragraph 11.12 is valid and subsisting and not terminable (other than by the Company) on 12 months’ notice or less and no person has the right to terminate it due to any change in control of the Company or as a result of the execution or completion of this Agreement.

11.13	Open Source Software

Other than as detailed in the Disclosure Letter, the Company has not incorporated, combined or used Open Source Software in or as part of the Computer Systems, the Corporate Intellectual Property or the products made or services provided by the Company and the Company has not distributed or licensed Open Source Software in conjunction with any of the foregoing.

12	Intellectual Property, Confidential Information and Know-How

12.1	Ownership and Right to Use

All Corporate Intellectual Property is legally and beneficially owned by the Group and is free from all licences and Encumbrances except as set out in the Disclosure Letter.

12.2	Intellectual Property

12.2.1	The Disclosure Letter lists (i) all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, any Group Company (the “Company Registered Intellectual Property”), and all Trademarks used by the Group, and (ii) any proceedings or actions before any governmental entity (including the patent office or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved, including any proceedings or actions in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property. In the case of Company Registered Intellectual Property, all renewals and extensions have been made and all renewal and extension fees have been paid by their due date.

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12.2.2	All Company Registered Intellectual Property that is capable of registration has been duly registered or is the subject of an application for registration. Details of all registrations or applications for registration of Proprietary Corporate Intellectual Property are set out in the Disclosure Letter.

12.2.3	All actions necessary for the prosecution of all applications for registration by third parties of Company Registered Intellectual Property have been undertaken.

12.2.4	All Company Registered Intellectual Property is so far as the Warrantors are aware, valid and enforceable in each jurisdiction in which it has been registered and in each jurisdiction in which it is capable of subsisting.

12.2.5	Where any Group Company has engaged with any third party for the development of software or other Corporate Intellectual Property for subsequent use by or for the benefit of the Group, and to the extent that any Corporate Intellectual Property has been developed or created independently or jointly by such third party, such Group Company has a written agreement with such third party with respect to such Corporate Intellectual Property, and pursuant thereto the Group has obtained ownership of, and the Group is now the exclusive owner of, all such Corporate Intellectual Property by operation of law or by valid assignment. No third party has been granted ownership or an exclusive licence of or exclusive right to use, or joint ownership of, any such Corporate Intellectual Property that at the time of the grant was owned or purported to be owned by the Company. So far as the Warrantors are aware, no Intellectual Property that constituted Corporate Intellectual Property at any time has been permitted by any Group Company to enter into the public domain.

12.2.6	The Disclosure Letter lists all Company Products, and also all Software that constitutes a part of such Company Products and is owned or supplied by a third party. No suit or claim has been filed by any third party or so far as the Warrantors are aware, none is pending, and no threat or notice of any suit or claim has been received by any Group Company, with respect to any Company Products (including with respect to any availability, delay, defect, deficiency of any Company Product, or quality of any service).

12.2.7	Other than (i) the Open Source Software listed in the Disclosure Letter, (ii) software, application program interfaces, data, or services licenced or provided pursuant to nonexclusive generally commercially available “off-the-shelf” licences or agreements (the “COTS”), and (iii) the Corporate Intellectual Property licenced to the Group (the “Inbound Licences”), the Corporate Intellectual Property constitutes all of the material Intellectual Property that is used in or necessary to the conduct of the Business. The Disclosure Letter contains a list of all Inbound Licences.

12.2.8	Other than the Open Source Software listed in the Disclosure Letter and COTS, the Inbound Licences cover all material third-party software that is used in, held for, or necessary for the conduct of the Business. The Disclosure Letter also specifies whether the Corporate Intellectual Property licenced under each Inbound Licence is used in the Company Products.

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12.2.9	The Disclosure Letter lists all contracts, licences, and other agreements pursuant to which any third party has been granted a licence or other rights (including any agreement not to assert Intellectual Property Rights) with respect to any Proprietary Corporate Intellectual Property or Company Products (the “Outbound Licences” and, together with the Inbound Licences, the “IP Contracts”).

12.2.10	No third party that has licenced Corporate Intellectual Property to any Group Company has ownership rights or licence rights to improvements or derivative works made by any Group Company in such Corporate Intellectual Property. Except as set forth in the Disclosure Letter, no third party that has licenced any Corporate Intellectual Property from any Group Company has ownership rights in or to improvements or derivative works thereof made by such third party.

12.2.11	There are no IP-Contracts under which there is any ongoing action, suit, proceeding or other dispute, and so far as the Warrantors are aware, no action, claim or suit has been threatened, regarding the scope of such contract or performance under such contract, including with respect to any payments to be made or received thereunder.

12.2.12	No Proprietary Corporate Intellectual Property or Company Product and so far as the Warrantors are aware no Non-Proprietary Intellectual Property is subject to any proceeding or outstanding decree, Order, judgement or settlement agreement or stipulation that restricts in any manner the use, transfer, licensing, or other exploitation thereof by the Company or may affect the validity, use or enforceability of such Corporate Intellectual Property or Company Product. No Company Product or material published, made available or distributed by the Company, or conduct or statement of the Company, includes or constitutes a defamatory statement or material, false advertising or otherwise violates any law or regulation. No suit has been filed by any third party or is pending against the Company or relating thereto, no notice or threat of any such claim or allegation has been received by the Company and, so far as the Warrantors are aware, there is no reasonable basis therefor.

12.2.13	No government funding, facilities or resources of a university, college, other educational institution, research centre or Governmental Entity or funding from third parties (other than private investors in the ordinary course of business) was used in the development of the Proprietary Corporate Intellectual Property or Company Products and no Governmental Entity, university, college, other educational institution or research centre has any claim or right in or to the Proprietary Corporate Intellectual Property or Company Products.

12.2.14	No current or former Service Provider who was involved in, or who contributed to, the creation or development of any Corporate Intellectual Property for or on behalf of the Company has performed services for any Governmental Entity, a university, college or other educational institution, or a research centre, during a period of time during which such Service Provider was also performing services for the Company.

12.2.15	The Disclosure Letter lists all the Standard Bodies in which any Group Company has participated or is participating, or is, or has been, a member.

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12.3	Challenges and Infringement

As of Stage 1 Completion, so far as the Warrantors are aware,:

12.3.1	No written allegations, claims, oppositions or proceedings have been brought or made against any Group Company concerning any Corporate Intellectual Property, nor have written claims been made impugning or challenging the title, validity, application or enforceability of any Proprietary Corporate Intellectual Property;

12.3.2	none of the Computer Systems, Know-How, processes employed, products made or services provided by any Group Company infringe the Intellectual Property Rights of third parties, or make any Group Company liable to pay a fee or royalty not otherwise Disclosed and no allegation, threat or claim (whether in writing or otherwise) has been made, or proceedings brought, against any Group Company, asserting that it infringes the Intellectual Property Rights of any third party;

12.3.3	no actual or threatened proceedings against any Group Company for infringement of Intellectual Property Rights have been settled by the giving of undertakings which are still binding on any Group Company;

12.3.4	no third party is infringing any Proprietary Corporate Intellectual Property; and

12.3.5	no Group Company has sent any letter or notice to any other person or entity claiming that the same has or may have infringed, misappropriated or violated any Corporate Intellectual Property.

12.4	Licences and Agreements

12.4.1	All licence fees and royalty payments relating to the Group's use of Corporate Intellectual Property have been paid in full and no claim for unpaid sums is outstanding.

12.4.2	So far as the Warrantors are aware, none of the Group, nor any other person, is in breach of any rights and / or licences pursuant to which any Group Company uses Corporate Intellectual Property and no Group Company has received any notice of a complaint arising from its use of such Corporate Intellectual Property.

12.4.3	Details of all licences, sub-licences, agreements and permissions in relation to the use by third parties of Corporate Intellectual Property owned by, or licenced to, the Group are set out in the Disclosure Letter and no Group Company has otherwise granted, nor has agreed to grant, any licence, sub-licence, assignment or other right in respect of Corporate Intellectual Property to any third party.

12.5	Confidential Information and Know-How

12.5.1	Each Group Company is entitled, without restriction, to use all Confidential Information and Know-How required in connection with the Business (whether its own or belonging to third parties).

12.5.2	So far as the Warrantors are aware, no Group Company has (save in the ordinary course of its business and then only pursuant to valid and subsisting written confidentiality or non-disclosure agreements (copies of which are all in the possession of the Group and located at the Property)) disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to any person other than the Purchaser (or its professional advisers) any Confidential Information.

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12.5.3	No additional information is required by the Purchaser to enable it to take full benefit of the Know-How in order to carry on the Business.

12.5.4	The Know-How is adequately documented and recorded so as to enable the Purchaser to take full benefit of the Know-How without undue reliance or dependence on any particular employees of and / or consultants to the Group.

13	Agreements and Arrangements

13.1	Powers of Attorney and Agency

There are in force no powers of attorney or other rights of representation given by any Group Company and no person, as agent or otherwise, is entitled or authorised to bind or commit any Group Company to any obligation not in the ordinary and usual course of its business.

13.2	Contracts and Undertakings

No Group Company is a party to or bound by:

13.2.1	any contract of guarantee, agreement for indemnity or suretyship (whether given by or for the accommodation of any Group Company);

13.2.2	any contract for services (other than contracts in the ordinary and usual course of business or for the supply of gas, water, electricity or similar ordinary and usual office services);

13.2.3	any consultancy, secondment or other agreement for the provision of the services of any person by or to any Group Company;

13.2.4	any contract, transaction, agreement or arrangement which may be terminated as a result of any change in the control, management or shareholders of each Group Company;

13.2.5	any contract, agreement, commitment, obligation or arrangement that is unlikely to have been fully performed in accordance with its terms more than 6 (six) months after the date on which it is entered into or undertaken;

13.2.6	any contract made otherwise than in the ordinary and usual course of its business or which (whether or not it is in the ordinary and usual course of its business) is unusual or onerous in the context of the business of the Group;

13.2.7	any agreement or arrangement which involves or is likely to involve the supply of goods by or to any Group Company the aggregate sales value of which would represent in excess of 10 (ten)% of the turnover of any Group Company by reference to the 2017 Accounts;

13.2.8	any agreement or arrangement (including any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement) which in any way restricts the ability or freedom of the Group to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

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13.2.9	any agreement, decision or concerted practice which has as its object or effect the prevention, restriction or distortion in competition of trade in any goods or services in any market or territory;

13.2.10	any contract, transaction, agreement or arrangement otherwise than by way of bargain at arms’ length;

13.2.11	any sale or purchase option or similar contract or arrangement affecting any asset owned or used by any Group Company or by which any Group Company is bound;

13.2.12	any contract which, so far as the Warrantors are aware, cannot readily be fulfilled or performed by any Group Company on time or without undue or unusual expenditure of money or effort or personnel;

13.2.13	any agreement or arrangement whereby any Group Company is, or has agreed to become, a party to any exclusive manufacturing, production, supply, distribution, agency or trading rights or obligations;

13.2.14	a contract for hire or rent, hire purchase, or purchase by way of credit sale or periodical payment;

13.2.15	any undertaking or assurances given to any court or governmental agency, which is still in force;

13.2.16	any agreement or arrangement which involves or is likely to involve an aggregate expenditure by the Group in excess of EUR 40,000 per annum;

13.2.17	any agreement, arrangement, contract or transaction which is incapable of termination in accordance with its terms, by any Group Company, on 60 (sixty) days’ notice or less;

13.2.18	any agreement, arrangement, contract or transaction which is of a loss-making nature (that is, known, so far as the Warrantors are aware, to be likely to result in a loss to the Group on completion of performance);

13.2.19	any agreement or arrangement which involves payment by it of amounts determined by reference to fluctuations in the index of retail prices or any other index or in the rate of exchange for any currency.

14	Assets

14.1	Ownership of Assets

The assets included in the 2017 Accounts or acquired since the 2017 Accounts Date (other than trading stock subsequently disposed of in the ordinary and usual course of business or trading stock acquired subject to retention or reservation of title by the supplier or manufacturer thereof and Disclosed in the Disclosure Letter) and all assets used by any Group Company:

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14.1.1	are legally and beneficially owned by the Group free from any Encumbrance or any agreement or commitment to grant, give or create any Encumbrance;

14.1.2	are not the subject of any agreement for lease, hire, hire purchase, conditional purchase or sale on deferred terms save as disclosed in the 2017 Accounts;

14.1.3	are situated in Ireland and are in the possession or under the control of the Group; and

14.1.4	comprise all the assets necessary to enable the Group to carry on its business fully and effectively in the ordinary and usual course.

14.2	Maintenance Contracts

Maintenance contracts are in full force and effect in respect of all assets of the Group which it is ordinary and usual or prudent to have maintained by independent or specialist contractors and in respect of all assets which any Group Company is obliged to maintain or repair under any agreement, and all such assets have been regularly maintained to a good technical standard, and in accordance with safety regulations required by law or usually observed in relation to them, and in accordance with the terms and conditions of any applicable agreement.

14.3	Condition of Plant and Machinery

The plant, machinery, apparatus, implements, computers, vehicles and other chattels and equipment used in connection with the business of the Group:

14.3.1	are in a good and proper and safe state of repair and condition and satisfactory working order and have been regularly and properly maintained;

14.3.2	are all capable subject to ordinary and usual wear and tear of doing the works for which they were designed or acquired;

14.3.3	are not to any extent surplus to requirements; and

14.3.4	are in the possession and control of the Group.

14.4	Asset Register

The asset register of the Group which is set out in the Disclosure Letter comprises a complete and accurate record of all the material assets owned by the Group at the date hereof.

14.5	Rental Payments

No circumstance has arisen or, so far as the Warrantors are aware, is likely to arise in relation to any asset held by any Group Company, under a lease or similar agreement, whereby the rental payment has been, or is likely to be, increased.

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15	Directors and Employees

15.1	Restriction or Disqualification

No Director is subject to a restriction order pursuant to section 819 of the Companies Act or a disqualification order pursuant to Part 14 Chapter 4 of the Companies Act or any similar or equivalent restriction or disqualification order in any other jurisdiction.

15.2	Number of Directorships

The number of directorships of private companies held by any Director does not and has not since 21 February 2000 exceeded 25 (where directorships of a company and one or more of its subsidiaries count as one directorship).

15.3	Schedule of Employees

The particulars shown in the Schedule of Employees contained in the Disclosure Letter set out particulars of the dates of commencement of employment or appointment to office of all of the employees and officers of any Group Company at the date hereof and show all remuneration payable and other benefits and privileges provided or which any Group Company is bound or accustomed to provide or make to each officer and employee of such Group Company are true and complete and accurate in all material respects.

15.4	Changes in Remuneration

During the period to which the 2017 Accounts relate and since the 2017 Accounts Date:

15.4.1	no change has been made in the rate of remuneration, or the emoluments or pension benefits, of any officer, former officer or senior executive of any Group Company (a senior executive being a person in receipt of remuneration in excess of EUR 75,000 per annum) nor is such Group Company under any obligation to make such a change nor has it made any provision to alter same; and

15.4.2	no change has been made in any other terms of employment of any such officer or senior executive.

15.5	Termination of Contracts

All subsisting contracts of service (or contracts for services) between any Group Company and any of its directors, officers or employees, are determinable at any time on 6 (six) months’ notice or less without compensation (other than any compensation payable by statute).

15.6	Service Agreements

No contract of service exists between any Group Company and a director or employee in relation to which any of the relevant requirements of section 249 of the Companies Act have not been fulfilled.

15.7	Basis of Remuneration

No officer or employee of any Group Company is entitled to any remuneration, loan, commission or other emoluments of whatever nature calculated by reference to the whole or part of the turnover, the profits or sales of any Group Company and no Group Company is a party to or bound by any share option, profit sharing, bonus or commission scheme (whether discretionary or otherwise) in respect of any of its officers or employees.

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15.8	Maximum Remuneration Owed

There are no amounts owing to any present or former officers or employees of any Group Company (other than remuneration accrued due or for reimbursement of business expenses).

15.9	Negotiations on Remuneration

There are no negotiations nor are any negotiations contemplated, scheduled or requested for any increase in the remuneration or benefits of any officer or employee of any Group Company.

15.10	Recognition of Trade Union

No Group Company has entered into any recognition agreement with a trade union nor has it done any act which might be construed as recognition and there are no agreements or other arrangements (whether or not legally binding) between any Group Company and any trade union or other body representing employees.

15.11	Industrial Disputes

No Group Company, nor any of its respective employees, is involved in any industrial dispute, and so far as the Warrantors are aware no circumstances exist which might suggest that there will or may be any industrial dispute involving any Group Company, or that any of the provisions of this Agreement may lead to an industrial dispute.

15.12	Claims Pending

So far as the Warrantors are aware, there are no claims pending or threatened, or capable of arising, against any Group Company, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance.

15.13	Executives in Employment

No executive or officer of any Group Company, who is in receipt of remuneration in excess of EUR 75,000 per annum, has given or received notice terminating his employment, except as expressly contemplated in this Agreement, and no such executive or officer will be entitled to give such notice as a result of the provisions of this Agreement.

15.14	Rights of Reinstatement

So far as the Warrantors are aware, no past employee of any Group Company has a right to return to work or has or may have a right to be reinstated or re-engaged under any relevant legislation.

15.15	Redundancy Payments

No Group Company is liable, as at the date hereof, to make any redundancy payment to any person under any relevant legislation.

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15.16	Liability to Employees

Save to the extent (if any) to which provision or allowance has been made in the 2017 Accounts:

15.16.1	no liability has been incurred by any Group Company for breach of any contract of service or for services, for redundancy payments, protective awards or for compensation for wrongful dismissal, unfair dismissal or a discriminatory dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services;

15.16.2	no Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any present or former officer or employee or any dependent of any such former officer or employee in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former officer or employee; and

15.16.3	no claims have been made for equal pay, discrimination, sexual or other harassment nor so far as the Warrantors are aware are there any facts or circumstances which may give rise to such a claim being made.

15.17	Compliance with Obligations

Each Group Company has in relation to each of its employees (and, so far as relevant, to each of its former employees):

15.17.1	complied in all material respects with all obligations imposed on it by, and all orders and awards made under all statutes, regulations, codes of conduct and practice, customs and practices relevant to the relations between it and its employees or the conditions of service of its employees;

15.17.2	complied with all recommendations made in any arbitration awards and with all awards and declarations made by an arbitrator; and

15.17.3	maintained current, adequate and suitable records regarding the service of each of its employees.

15.18	Training Scheme Levies

There are no training schemes, arrangements or proposals in existence at the date hereof nor have there been any such schemes, arrangements or proposals in the past in respect of which a levy may henceforth become payable by any Group Company.

15.19	Consultation with Employees

No Group Company has received a written request from 10% of its employees or a direction from the Labour Court to establish information and consultation arrangements with its employees.

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16	Pensions and Benefit Schemes

16.1	Particulars of Schemes

The Purchaser has been furnished with, or the Disclosure Letter (or an attachment thereto) sets out, a list of all of the existing death benefit schemes, sickness, permanent health, disability or related benefit schemes (“Related Benefit Schemes”) of each Group Company.

16.2	Documentation

The Purchaser has been furnished with, or the Disclosure Letter (or an attachment thereto) sets out:

16.2.1	copies of the insurance policies relating to the Related Benefit Schemes;

16.2.2	copies of the PRSA Arrangements and Related Benefit Schemes; and

16.2.3	a list of employees who are entitled to benefit under each of the PRSA Arrangement and Related Benefit Schemes.

16.3	Contributions

The Purchaser has been furnished with, or the Disclosure Letter (or an attachment thereto) sets out, details of the rate at which both the Group and its employees contribute to the PRSA Arrangement and details of the premiums payable by the Group in respect of each Related Benefit Scheme. The contributions and premiums due and payable in respect of the period up to 30 September 2018 by or in respect of the employees have been paid or are provided for in the 2018 Accounts.

17	Safety, Health and Welfare at Work

17.1	Compliance with Legislation

Each Group Company has duly discharged in all material respects its duties and performed in all material respects its obligations under, and in compliance with, the Safety in Industry Acts 1955 and 1980 (the “SIAs”) and under the Safety, Health and Welfare at Work Act 2005 (the “SHW Act”) and all regulations, directions, notices and orders made or served thereunder and has complied in all material respects with any relevant codes of practice issued by the National Authority for Occupational Safety and Health established pursuant to the SHW Act.

17.2	Investigations and Notices

No Group Company is subject to any investigation or inquiry pursuant to the SIAs or the SHW Act and no direction, notice or order has been served on any Group Company pursuant to the SIAs or the SHW Act and, so far as the Warrantors are aware, no application has been made to court under the SIAs or the SHW Act for an order restricting or prohibiting the use of the Property or any part thereof and no prosecution is threatened or pending in respect of any possible breach of the SIAs or the SHW Act or related regulations.

17.3	Breach of Legislation

No Group Company is in material default in respect of any of its duties or obligations imposed upon it by any other legislative provision dealing with or touching upon the health, safety and welfare at work of employees or others affected by the business or activities of any Group Company including under the Dangerous Substances Acts 1972 to 1979.

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18	Environment

18.1	Compliance with Legislation

Each Group Company and each of its operations and Property is, and has at all times been, in compliance with all applicable Environmental Laws and has obtained all requisite Environmental Licences and is, and has at all times been, in compliance with all such Environmental Licences and there are no circumstances which may give rise to the suspension, cancellation, revocation or non-renewal of any such Environmental Licences or which may lead to the imposition of any onerous or unusual conditions in respect of any such Environmental Licences whether upon renewal thereof or otherwise.

18.2	Investigations and Notices

No Group Company nor any of the Group’s present or past operations or properties is the subject of any outstanding or anticipated investigation, inquiry, dispute, claim, demand, action, suit, proceeding, litigation, notice, order, judgment, ruling, decree, citation or award of whatever nature in relation to any Environmental Release or any breach or alleged breach of any Environmental Laws or Environmental Licences and so far as the Warrantors are aware there are no circumstances which may give rise to any of the foregoing.

18.3	Negligence and Nuisance

No Group Company has been negligent or created a nuisance in the construction, maintenance or conduct of its operations or properties.

18.4	Environmental Release

So far as the Warrantors are aware, the Company has not caused or contributed to any Environmental Release and there are no circumstances which may give rise to any Environmental Release by the Company.

18.5	Contaminants

No Contaminants are stored or contained on the Property.

19	Property

19.1	Information About Property

The Property is the only building, premises and land occupied by the Group. Schedule 4, sets out the address, location, title and tenure of the Property and the Company occupies the entire of the Property.

19.2	Exclusive Possession

The Group is entitled to and is in possession and exclusive occupation of the Property and no person other than the Group is entitled to or is in possession or occupation or has any interest of whatever nature howsoever arising in the Property or any part thereof and the Property or any part thereof is not affected by or the subject of any lease, tenancy, licence, agreement or arrangement relating to the occupation or use thereof by any person other than the Group.

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19.3	Outgoings on Property

All outgoings of whatever nature in respect of the Property have been paid by the Group in full on the due dates for payment thereof.

20	Planning and Development

20.1	User of Property

The user of the Property is the permitted user under the Planning Acts and no notice, order or claim has been received by the Group claiming that the Property is not in substantial compliance with all applicable regulations with regard to fire and effluent and waste disposal and with all relevant public health regulations made under statute or by way of regulation or bylaw.

21	Miscellaneous

21.1	Books of Account and Records

All proper and necessary books of account, minute books, registers and records have been maintained in all material respects by each Group Company, are in its possession or control and contain information in accordance with generally accepted principles relating to all transactions to which each Group Company has been a party and all such books, registers and records are duly written up to date and do not contain any material inaccuracies.

21.2	Filing of Documents

All documents relating to each Group Company required to be filed with the Registrar of Companies pursuant to the Companies Act or under any other statute or instrument in force have been duly filed up to date and all statutory records required to be kept by each Group Company have been properly kept.

21.3	Rectification of Register

No Group Company has received any notice of any intended application or proceedings to rectify its register of members.

21.4	Possession of Books and Records

Each Group Company is in possession or control of all of its books, records, papers, account ledgers, financial and other records, deeds and documents of title and all other documents which are owned by or which ought to be in its possession or control (including executed counterparts of all written agreements to which each Group Company is a party).

21.5	Licences, Consents and Authorisations

All necessary licences, consents, permits and authorisations (public and private) have been obtained by or on behalf of each Group Company to enable each Group Company to properly and effectively carry on its business in the places and in the manner in which such business is now carried on and short particulars of such licences and consents are contained in the Disclosure Letter.

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21.6	Validity and Currency

All of the licences, consents, permits and authorisations referred to in paragraph 21.5 hereof are valid and subsisting and no Group Company is in breach of any of the terms or conditions of any such licence, consent, permit or authorisation and so far as the Warrantors are aware there is no reason or circumstance why any of them should be suspended, cancelled or revoked or not renewed on the same or substantially similar terms.

21.7	Compliance with Laws

Each Group Company has complied in all material respects with and continues to comply with all applicable laws (including common law) and with all applicable bye-laws, statutes, regulations, orders, instruments, decrees, directives, notices, certificates, awards and judgments of any government, local government, supranational, executive, administrative, judicial or regulatory authority or agency in relation to or affecting the assets or business of the Group whether of Ireland or elsewhere.

21.8	Orders or Judgments

No Group Company is, in relation to the Business or any of its assets, subject to any order or judgement given by any court or governmental or other authority, department, board, body or agency nor has it been a party to any undertaking or assurance given to any court or governmental or other authority, department, board, body or agency which is still in force, nor so far as the Warrantors are aware, are there any facts or circumstances likely to give rise to it becoming subject to such an order or judgement or to be a party to any such undertaking or assurance.

21.9	Investigations

No Group Company has received notice of any pending or threatened any investigations, enquiries or disciplinary proceedings by, or on behalf of, any governmental or other body in respect of any Group Company or its affairs and so far as the Warrantors are aware there are no facts likely to give rise to such investigation, enquiry or proceedings.

21.10	Anti-Corruption

No Group Company: (a) has engaged in any conduct which would or might constitute a breach of Anti-Corruption Law; (b) has received notice of or been party to any investigation, prosecution or other proceeding or any fine or penalty under Anti-Corruption Law (each a “Proceeding”); and (c) is aware of any circumstances which are likely to give rise to any such Proceeding.

21.11	Government Grants

Details of all grants, subsidies or financial assistance obtained by any Group Company from any relevant authority, including up to date details of any contingent liability arising thereunder, are set out in the Disclosure Letter. Each Group Company has complied with its obligations under each such grant, subsidy or assistance and, so far as the Warrantors are aware, no circumstances exist (including the completion of this Agreement) which would allow the relevant authority to call for repayment of any grant, subsidy or financial assistance procedure.

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21.12	Conflict or Future Indebtedness

So far as the Warrantors are aware, compliance with the terms of this Agreement does not:

21.12.1	conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement, arrangement or instrument to which any Group Company is a party, or any provision of the Constitution of any Group Company, or any Encumbrance, lease, contract, order, judgement, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any asset of any Group Company is bound or subject; or

21.12.2	result in any indebtedness of any Group Company, other than the Facilities, becoming due, or capable of being declared due and payable prior to its stated maturity.

22	Litigation and Disputes

22.1	Engagement in Litigation

No Group Company is engaged in any litigation, arbitration, prosecution or other legal, administrative or disciplinary proceedings (whether as plaintiff or defendant or in whatever capacity) or any dispute or has been served with any notice making it a party to any litigation, arbitration, prosecution or other legal, administrative or disciplinary proceedings or to any dispute save debt collection (not exceeding an aggregate of EUR 25,000) by or on behalf of any Group Company in the ordinary and usual course of its business, and no such litigation, arbitration, prosecution or other legal, administrative or disciplinary proceedings or disputes are threatened or pending either by or against the Company and so far as the Warrantors are aware there are no facts or circumstances which might give rise to any such proceedings or dispute.

22.2	Disputes with Official Departments

There is no dispute with any revenue or other government or public department in Ireland or elsewhere in relation to the affairs of each Group Company and, so far as the Warrantors are aware, there are no facts which may give rise to a dispute.

22.3	Defective Products

So far as the Warrantors are aware, no Group Company has manufactured, sold or supplied products which are, or were, in any material respect faulty or defective, or which do not comply in any material respect with any warranties or representations, expressly or impliedly made by any Group Company, or with all applicable regulations, standards and requirements.

22.4	Service Liabilities

No Group Company is subject to any liability or obligation (save as may be implied by law) to service, repair, maintain, take back or otherwise do or not do anything in respect of any goods that have been, or are in the future delivered by it.

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23	Insurance

23.1	Policies of Insurance

The policies of insurance (a list of which are set out in the Disclosure Letter) which are maintained by the Group afford and have at all material times afforded the Group adequate cover against such risks as companies carrying on the same type of business as the Group commonly cover by insurance and in particular, but without limitation, adequately insure and have at all material times adequately insured against accident, damage, injury, employer’s liability and third party public liability (including product liability) and loss of profit and insure all the assets, the stock in trade (including raw material and packaging) and undertaking of any Group Company against fire and other usual risks in their full replacement or reinstatement value (including professional fees) and all such policies of insurance are in full force and effect and there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being or likely to be increased and Stage 1 Completion will not have the effect of terminating, or entitling any insurer to terminate, cover under any such insurance and no claim is outstanding or may be made under any such policy of insurance and there are no circumstances which exist or are likely to give rise to any such claim..

24	Breach of Agreements or Arrangements

24.1	Breach of Agreement

No Group Company is in breach of any agreement, contract, arrangement, commitment, obligation, covenant or understanding to which it is a party and each such contract, arrangement, commitment, obligation, covenant and understanding is valid and enforceable in accordance with its terms.

24.2	Termination or Rescission

No threat or claim of default under any agreement, instrument or arrangement to which any Group Company is a party has been made and is outstanding against any Group Company, and, so far as the Warrantors are aware, there is nothing whereby any such agreement, instrument or arrangement may be prematurely terminated or rescinded by any other party, or whereby the terms may become less favourable or whereby any security thereunder may be enforced.

24.3	Outstanding Offers

No offer, tender or the like is outstanding which is capable of being converted into an obligation of any Group Company by acceptance, or other act, of some other person.

25	Suppliers and Customers

25.1	Level of Trading

No substantial customer or supplier of any Group Company has during the period commencing 18 (eighteen) months prior to the 2017 Accounts Date and ending on the date hereof ceased or indicated an intention to cease trading with or supplying any Group Company.

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25.2	Loss of Customers and Disputes

No Group Company has during the period commencing 18 (eighteen) months prior to the 2017 Accounts Date and ending on the date hereof been and so far as the Warrantors are aware, is not likely to be materially and adversely affected by the loss of any important customer or supplier.

26	Competition Law

26.1	Compliance with Competition Law

No Group Company is nor has been a party to, engaged in, any agreements, decisions, concerted practices, arrangements, understandings or activities which are prohibited or void or in breach of the Competition Act, Articles 101-108 (inclusive) of TFEU or legislation thereunder or any other competition or anti-trust laws in whatever jurisdiction or which have or which ought reasonably to have been notified to the Competition and Consumer Protection Commission pursuant to the Competition Act or to the European Commission pursuant to Council Regulation (EC) No 139/2004.

26.2	Investigations and Litigation

No Group Company has received notice that it is the subject of any investigation or threatened litigation by the Competition and Consumer Protection Commission, the European Commission or the Director of Public Prosecutions pursuant to the Competition Act, the TFEU or any applicable EU law.

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Schedule 2

Part 3
Tax Warranties

1	Taxation duly paid	70

2	Post 2017 Accounts Date Tax events	70

3	Tax residence	71

4	Tax returns and records	71

5	Tax Authorities	71

6	Value added tax	72

7	Withholding tax	72

8	Calculation of Tax	73

9	Employment related tax	73

10	Repayments and redemption of share capital	73

11	Stamp duty	73

12	Tax on disposal of assets	73

13	Tax depreciation	73

14	Group matters	74

15	Close company	74

16	Mandatory disclosure	74

17	Transfer pricing	75

18	Miscellaneous	75

1	Share Capital	76

2	Capacity and Authority of Sellers	76

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1	Taxation duly paid

1.1	Each Group Company has duly and punctually paid all Tax which it is or has been liable to pay or account for prior to the date of this Agreement and no penalties, fines, surcharges or interest have been incurred.

1.2	The amount of the deferred Tax provision contained in the 2017 Accounts was adequate as at the 2017 Accounts Date, the making and calculation of such provision was fully in accordance with relevant generally accepted accountancy practices as at the 2017 Accounts Date and no Group Company has subsequently become aware of any reason why the deferred Tax provision contained in the 2017 Accounts may not be sufficient.

1.3	Neither entering into this Agreement nor Stage 1 Completion will result in the denial or withdrawal of any Tax relief sought or granted on or before Stage 1 Completion or result in any income, profit or gain arising or accruing which will affect the Tax position of a Group Company.

2	Post 2017 Accounts Date Tax events

2.1	Since the 2017 Accounts Date:

2.1.1	no accounting period of a Group Company has ended or could be treated as having ended;

2.1.2	no Group Company has been involved in any transaction for which any statutory tax clearance or other tax clearance required to be sought has been sought or obtained or ought to have been sought or obtained;

2.1.3	no Group Company has declared, made or paid any distribution for Tax purposes;

2.1.4	there has been no:

(a)	disposal of any asset (including trading stock) by a Group Company; or

(b)	supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) by a Group Company,

in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes;

2.1.5	no event has occurred which will give rise to a liability to Tax of a Group Company where such liability would be computed by reference to deemed income, profits or gains;

2.1.6	no event has occurred which will give rise to a liability to Tax of a Group Company where such liability is directly or primarily chargeable against or attributable to another person, firm or company;

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2.1.7	no Group Company:

(a)	has paid (or become liable to pay) any surcharge, interest or penalty in connection with any Tax;

(b)	has otherwise paid any Tax after its due date for payment; or

(c)	owes any Tax the due date for payment of which has passed;

2.1.8	no Group Company has received any notice from any Tax Authority which required or will require such Group Company to withhold Tax from any payment actually made since the 2017 Accounts Date which is likely to be made after the date of this Agreement; and

2.1.9	no Group Company has made any payment or become obliged to make any payment which will not be deductible when calculating trading profits for the purposes of corporation tax or be deductible as a management expense of an investment company, save for any non-material routine entertainment expenses which are not deductible for Tax purposes.

3	Tax residence

3.1	Each Group Company is resident in its country of incorporation for Tax purposes and no Group Company has been at any time resident in any jurisdiction other than (or in addition to) its country of incorporation for Tax purposes.

3.2	No Group Company has carried on any business in any jurisdiction other than its country of incorporation (whether through a branch, agency, permanent establishment or otherwise).

3.3	No Group Company has, at any time, paid Tax on income, profits or gains to any Tax Authority in any jurisdiction other than the jurisdiction in which it is incorporated.

4	Tax returns and records

4.1	The Company has made (or caused to be made) within applicable time limits all proper returns, assessments, registrations, declarations and payments required to be made and has supplied (or caused to be supplied) in a proper manner all accounts and information required to be supplied to any Tax Authority.

4.2	Each Group Company has, in relation to Tax, duly and properly submitted within applicable time limits all claims, elections and disclaimers or any other form of notice which ought to have been made for Tax purposes.

4.3	Each Group Company has obtained, kept and given complete and correct records, invoices and other documents appropriate or required for Tax purposes, including any claims or elections made to calculate the Tax liability or relief which would arise on any disposal or on the realisation of any asset owned by such Group Company at Stage 1 Completion.

5	Tax Authorities

5.1	There is no dispute or disagreement involving a Group Company outstanding with any Tax Authority and, so far as the Sellers are aware, no such dispute or disagreement is expected or contemplated or likely to commence regarding any liability or potential liability to Tax recoverable from a Group Company or regarding the availability of any relief from Tax to a Group Company.

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5.2	The amount of any liability to Tax of a Group Company has not, to any material extent, depended on any arrangement or concession (in either case whether formal or informal) with any Tax Authority.

5.3	No Group Company has been the subject of any audit by any Tax Authority nor has a Group Company been notified that any such audit will be or is expected to be made.

6	Value added tax

6.1	No Group Company is part (and has never been part) of a VAT group for Irish VAT purposes.

6.2	Each Group Company is registered for VAT in Ireland and no Group Company is registered for VAT in any jurisdiction other than Ireland.

6.3	No Group Company has been required by any Tax Authority to give security (or further security) as a condition of supplying goods or services pursuant to or under VAT law.

6.4	No Group Company has applied to waive its right to exemption from VAT in relation to any immovable goods nor does any Group Company engage in (nor has engaged in) the letting of immovable goods.

6.5	No Group Company has acted as an agent of any person not established in Ireland in the supply of goods or services in Ireland nor has allowed such supplies to be made on land owned, occupied or controlled by such Group Company.

6.6	No Group Company is authorised by any Tax Authority to receive supplies of qualifying goods and services at the zero rate of VAT as a result of the Company primarily being engaged in making zero-rated supplies of goods and / or services.

6.7	No Group Company has made any self-supplies of goods or services for VAT purposes at any time within the past five years.

6.8	No Group Company has made any supply to a person connected by financial or legal ties for less than the open market value

6.9	No Group Company has made any gifts of goods in the course or furtherance of its business

6.10	No Group Company has made any supply which is exempt from VAT.

6.11	No Group Company is a capital goods owner for Irish VAT purposes.

7	Withholding tax

7.1	All deductions or withholdings in respect of (or on account of) any Tax which the Company has been required to make have been made by the Company from any payments made by it and have been duly and properly accounted for to the relevant Tax Authority.

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8	Calculation of Tax

8.1	All material expenses and charges incurred by a Group Company prior to the date of the Agreement are fully deductible for Tax purposes and, so far as the Sellers are aware, no circumstances exist which would lead to the denial of a Tax deduction by any Tax Authority for any such expenses incurred prior to the date of the Agreement.

8.2	No Group Company has claimed a Tax deduction for interest as a charge.

9	Employment related tax

9.1	The Company has duly and properly accounted to the appropriate Tax Authority for all employment related taxes and social security contributions and similar levies and charges (including PAYE, PRSI and universal social charge) by making such deductions as are required by law from all payments made (or deemed to be or treated as made) by it (or on its behalf or for which it is otherwise required to account).

10	Repayments and redemption of share capital

10.1	No Group Company has repaid any share capital.

10.2	No Group Company has issued any share capital or security as paid-up otherwise than by the receipt of new consideration.

10.3	No distribution will arise, for Tax purposes, on the redemption of any share capital or security at par.

11	Stamp duty

11.1	All documents to which a Group Company is a party and under which such Group Company has any rights or in respect of which the Group Company is an accountable person or which form part of a Group Company's title to any asset owned by it have been duly stamped with the correct amount of stamp duty and any relevant interest and penalties.

11.2	No Group Company has been a party to any transaction involving a claim to or filing with a Tax Authority for an exemption from stamp duty in the two years prior to the date of this Agreement.

12	Tax on disposal of assets

12.1	No Group Company has acquired or disposed of any asset or entered into any transaction that was not a bargain at arm’s length and for market value consideration.

12.2	If each asset owned by a Group Company at the 2017 Accounts Date was disposed of by such Group Company for a consideration equal to the value attributed to that asset in preparing the 2017 Accounts then no liability to corporation tax on chargeable gains or to capital gains tax would arise by reason of any such disposal.

13	Tax depreciation

13.1	The Tax depreciation calculation included with the most recent corporation tax computations filed with a Tax Authority discloses all expenditure which each Group Company has incurred (or may incur under any subsisting commitment) on the provision of machinery, plant, intangible assets or buildings which has qualified for Tax depreciation.

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13.2	No Group Company owned at the 2017 Accounts Date any asset which, if disposed of at the date of this Agreement for consideration equal to its net book value as included in the 2017 Accounts, would give rise to a clawback or disallowance of Tax depreciation relief.

14	Group matters

14.1	No Group Company has claimed or surrendered group relief and no Group Company has received payment in respect of any surrender of group relief which may be due to be repaid to any company.

14.2	Except as provided in the 2017 Accounts, no Group Company is obliged to make or entitled to receive any payment for the surrender of group relief in respect of any period ending on or before the 2017 Accounts Date.

14.3	No Group Company has acquired from any other company any asset (other than assets in respect of which the consideration received on disposal by the transferor would be treated as income for tax purposes) in circumstances where the companies were, at the time of the acquisition, members of the same group of companies for Tax purposes.

14.4	No Group Company has been involved in any transaction falling within the provisions of section 621 of the TCA (Depreciatory Transactions in a Group) or section 622 of the TCA (Dividend Stripping) or Part 21 of the TCA (Mergers, Divisions and Transfers of Assets) or any similar provisions as applicable..

15	Close company

15.1	Each Group Company is a close company for Tax purposes and has not:

15.1.1	incurred any expense or paid any interest to any director (or directors’ associates) which is treated as a distribution for Tax purposes;

15.1.2	made any relevant settlement as defined in section 436A of the TCA (Certain settlements made by close companies);

15.1.3	any outstanding loans to participators (or their associates) which results in such Group Company being treated as paying an annual payment for Tax purposes; and

15.1.4	been subject to (and there is no outstanding liability in respect of) a surcharge for undistributed investment and estate income.

16	Mandatory disclosure

No Group Company has made a mandatory disclosure to a Tax Authority in respect of a transaction or a proposed transaction which enables any person to obtain a Tax advantage and, so far as the Sellers are aware, no circumstances exist which mean that a Group Company should have made such a disclosure but failed to do so.

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17	Transfer pricing

All transactions or arrangements made by a Group Company have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented as required. No notice, enquiry or adjustment has been made by any Tax Authority in connection with any such transactions or arrangements.

18	Miscellaneous

18.1	No Group Company has been involved in any transaction or series of transactions that gave rise to a reduction, avoidance, deferral or refund of Tax where the transaction or series of transactions was not undertaken or arranged primarily for purposes other than such reduction, deferral or refund.

18.2	Details of all losses available for carry forward by the Company are set out in the Disclosure Letter.

18.3	During the three years before the date of this Agreement there has been no major change in the nature or conduct of a trade or business carried on by a Group Company and the scale of activities of any trade or business carried on by a Group Company has not been small or negligible.

18.4	All expenditure which a Group Company has incurred or may incur under any subsisting commitment on research and development (including expenditure on buildings or structures used for research and development) which has qualified for a research and development tax credit is disclosed in the most recent corporation tax computations filed with a Tax Authority.

18.5	The Shares do not derive their value or the greater part of their value directly or indirectly from land in Ireland, minerals or mining rights in Ireland, or exploration or exploitation rights in Ireland (“Specified Assets”) and none of the Shares were acquired by the Sellers, or any prior holder, in exchange for shares, debenture or other securities, the greater part of the value of which was derived from Specified Assets.

18.6	No Group Company is aware of any circumstances which would lead to a potential liability regarding the tax credit calculation used for the purpose of claiming a tax credit for R&D expenditure in respect of the years ended 31 December 2016 and 31 December 2017 (“R&D Credit”). No Group Company has received any notices or warning letters or enquiries from any Tax Authority regarding a Revenue audit in relation to the R&D Credit.

18.7	The R&D Credit was calculated in line with the relevant legislation and guidance being Section 766 of the TCA and the Research & Development Tax Credit Guidelines issued by Revenue, as updated in April 2015.

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Schedule 2

Part 4
Stage 2 Completion Warranties

1	Share Capital

1.1	Ownership of Shares

The Stage 2 Completion Shares set out opposite Vesey’s name column 6 of Schedule 1 Part 1 are legally owned by Norman Carroll and are beneficially owned by Vesey and are free from any Encumbrances whatsoever and from any agreement, obligation or commitment to create, grant, give or permit to subsist any Encumbrances whatsoever and Vesey (as beneficial owner) and Norman Carroll (as legal owner) are entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of such Stage 2 Completion Shares free from any Encumbrance on the terms of the Agreement.

The Stage 2 Completion Shares set out opposite Padsamaz’s name column 6 of Schedule 1 Part 1 are legally owned by Philip Naughton and are beneficially owned by Padsamaz and are free from any Encumbrances whatsoever and from any agreement, obligation or commitment to create, grant, give or permit to subsist any Encumbrances whatsoever and Padsamaz (as beneficial owner) and Philip Naughton (as legal owner) are entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of such Stage 2 Completion Shares free from any Encumbrance on the terms of the Agreement.

1.2	Shares Fully Paid Up

The Stage 2 Completion Shares are fully paid up.

2	Capacity and Authority of Sellers

2.1	Power of Sellers

Each of the Warrantors have full power and authority to perform and comply with their respective obligations under this Agreement and any other agreement which they are required to enter into hereunder and this Agreement constitutes and any such other agreements when executed will constitute valid, legally binding and enforceable obligations on them in accordance with its or their respective terms.

2.2	Sellers which are Body Corporates

Each of Vesey and Padsamaz warrants that:

2.2.1	it is duly incorporated and validly existing under the laws of the country of its incorporation;

2.2.2	all necessary actions, conditions and things have been taken, fulfilled and done in order to enable it to perform and comply with its obligations hereunder and those obligations are validly, and legally binding and enforceable upon it; and

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2.2.3	its performance of or compliance with its obligations hereunder does not violate or exceed any power or restriction granted or imposed by:

2.2.3.1	any law to which it is subject;

2.2.3.2	any of its constituting documents; and

2.2.3.3	does not require the consent of any regulatory body or other person having jurisdiction over the Group.

2.3	No Further Requirements

It is not necessary that this Agreement or any other documents which is or will be entered into in conjunction with this Agreement, be filed, recorded or enrolled by Vesey or Padsamaz with any court or other authority.

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Schedule 3

Part 1

Company Information

Registered number:	314389

Date of incorporation:	2 November 1999

Address of registered office:	Sandyford Business Centre, Sandyford, Dublin 18

Type of company:	Private company limited by shares

Authorised share capital:	EUR1,396,711.80 made up of: • 10,785,000 ordinary shares of €0.1269738 each; • 173,500 “A” ordinary shares of €0.1269738 each; and • 41,500 convertible preferred shares of €0.1269738 each

Issued share capital:	EUR55,074.89 made up of: • 218,750 ordinary shares of €0.1269738 each; • 173,500 “A” ordinary shares of €0.1269738 each; and • 41,500 convertible preferred shares of €0.1269738 each

Directors:	Thomas Adrian Hegarty Philip Naughton Norman Carroll

Secretary:	Norman Carroll

Accounting reference date:	31 December

Statutory auditors:	Searing Point Limited

Tax residence:	Ireland

Charges:	None

Shareholdings:	As per Schedule 1

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Part 2

Subsidiary Information

Registered number:	222246

Date of incorporation:	16 September 1994

Address of registered office:	Sandyford Business Centre, Sandyford, Dublin 18

Type of company:	Private company limited by shares

Authorised share capital:	EUR165,065.94 made up of: • 1,000,000 ordinary shares of €0.1269738 each; and • 191,175 “A” ordinary shares of €0.1269738 each; • 108,825 redeemable “A” ordinary shares of €0.1269738 each.

Issued share capital:	EUR93,399.79 made up of: • 716,833 ordinary shares of €0.1269738 each; and • 18,750 “A” ordinary shares of €0.1269738 each

Directors:	Thomas Adrian Hegarty Philip Naughton Norman Carroll

Secretary:	Norman Carroll

Accounting reference date:	31 December

Statutory auditors:	Searing Point Limited

Tax residence:	Ireland

Charges:	2 charges (a) Charge dated 21 October 2013 in favour of Allied Irish Banks, plc (b) Charge dated 22 May 2017 in favour of AIB Commercial Finance Limited

Shareholdings: Exaxe Holdings Limited	716,833 ordinary shares of €0.1269738; and 18,750 “A” ordinary shares of €0.1269738 each

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Schedule 4

Property

Unit no.5a, Sandyford business centre, Sandyford industrial estate, blackthorn road, Dublin 18 more particularly described in folio DN121433L

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Schedule 5

Deferred Consideration

Part A

Determination of Deferred Consideration

1	Definitions

In this Schedule 5:

"Adjusted EBITDA" means, in respect of each Earn-Out Period, the profits of the Subsidiary from ordinary activities:

(a)	before deducting any accrued interest, commission, fees, discounts and other finance payments incurred or payable by the Subsidiary in respect of any borrowings or indebtedness in the nature of borrowings of the Subsidiary (in each case to the extent deducted for the purposes of determining the consolidated profits of the Subsidiary from ordinary activities);

(b)	before deducting any amount of tax on profits, gains or income paid or payable by the Subsidiary (in each case to the extent deducted for the purposes of determining the consolidated profits of the Subsidiary from ordinary activities);

(c)	before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets (in each case to the extent deducted for the purposes of determining the consolidated profits of the Subsidiary from ordinary activities);

(d)	after deducting the normal operational costs of the Company and in the event of winding up of the Company (which for the avoidance of doubt shall not occur prior to Stage 2 Completion), the total cost for winding up activity;

(e)	after deducting the amount of any profit of the Subsidiary which is attributable to the interests of any shareholder of the Subsidiary;

(f)	after deducting the amount of any profit of any investment or entity in which the Subsidiary has an ownership interest;

(g)	after deducting:

(i)	in respect of the First Earn-Out Period, up to €251,940 in relation to capitalised software;

(ii)	in respect of the Second Earn-Out Period, up to €189,750 in relation to capitalised software;

(h)	in respect of the Third Earn-Out Period, up to €135,000 in relation to capitalised software;

(i)	before deducting the cost of any transaction with any member of the Purchaser Group which is not at arm’s length and on reasonable commercial terms no less favourable than those enjoyed by such Group Company as at the Completion Date;

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(j)	before deducting the cost of any management charges, fees or other intra-group charges or any interest payments on intra-group borrowings payable to another member of the Purchaser Group;

(k)	before deducting any costs associated with the adoption of the standards and requirements of the Purchaser and any other member of the Purchaser Group (including the implementation of systems and processes of the Purchase Group); and

(l)	before deducting such sales and additional product development costs of the Subsidiary as are approved by the board of directors.

"Adjusted EBITDA Statement" means, in respect of each Earn-Out Period, the statement of Adjusted EBITDA for such Earn-Out Period, to be prepared in the format set out in Part C of this Schedule 5 (Deferred Consideration) and on the basis of, and in accordance with, the Earn-Out Accounting Policies and to be agreed or determined in accordance with Part B of this Schedule 5 (Deferred Consideration);

"Draft Adjusted EBITDA Statement" means, in respect of each Earn-Out Period, a draft of the Adjusted EBITDA Statement to be prepared by the Purchaser in accordance with paragraph 1 of Part B of this Schedule 5 (Deferred Consideration);

"Draft Earn-Out Accounts" means, in respect of each Earn-Out Period, the draft of the Earn-Out Accounts to be prepared by the Purchaser in accordance with paragraph 1 of Part B of this Schedule 5 (Deferred Consideration) (as approved by the board of directors);

"Earn-Out Accounting Policies" means the accounting policies and procedures set out in Part D of this Schedule 5 (Deferred Consideration);

"Earn-Out Accounts" means, in respect of each Earn-Out Period, the balance sheet of the Subsidiary as at the close of business on the last day of such Earn-Out Period and the profit and loss account of the Subsidiary for the relevant accounting period commencing on the first day of such Earn-Out Period and ending on the last day of such Earn-Out Period, in each case to be prepared in accordance with this Schedule 5 (Deferred Consideration) and on the basis of, and in accordance with, the Earn-Out Accounting Policies and to be agreed or determined in accordance with Part B of this Schedule 5 (Deferred Consideration);

"Earn-Out Periods" means the First Earn-Out Period, the Second Earn-Out Period and the Third Earn-Out Period (and each one an “Earn-Out Period”);

“First Deferred Consideration Amount” means, in respect of the First Earn-Out Period, if the Adjusted EBITDA, as stated in the Adjusted EBITDA Statement for the First Earn-Out Period, is at least equal to 75% of the Adjusted EBITDA target of €[***] for the First Earn-Out Period:

(i)	€625,000; and

(ii)	an additional €25,000 for each full 1% increase above 75%, up to a maximum of 100% (which for the avoidance of doubt would equal the aggregate sum of €1,250,000),

*** Confidential treatment has been requested with respect to this portion of the agreement, and such confidential portion has been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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but provided that there shall be deducted from the aggregate amount of the First Deferred Consideration Amount as is payable to Norman Carroll and Philip Naughton (but not any other Seller or Employee Shareholder), in respect of each Designated Employee who remains an employee of any Group Company as at the Payment Date for the First Deferred Consideration Amount, the amount set out opposite each Designated Employee’s name in column 2 of Part F of this Schedule (plus applicable PRSI at the rate of 10.5%) provided that the Purchaser shall procure that such amount shall be paid by the Subsidiary to such Designated Employee by way of bonus on the Payment Date for the First Deferred Consideration Amount;

“First Earn-Out Period” means the period commencing on 1 January 2019 and ending on 31 December 2019;

“Payment Date” means, in respect of each of the First Deferred Consideration Amount, the Second Deferred Consideration Amount and the Third Deferred Consideration Amount, the due date for payment of such Deferred Consideration by the Purchaser to the Sellers as set out in clause 4.4.2;

“Purchaser’s Accountants” means the Purchaser’s designated accountants from time to time;

“Sale” means:

(i)	the sale or other disposal of the beneficial interest in a majority of the issued share capital of any Group Company save for any matters related to the winding down of the Company which is envisaged to take place following the Stage 1 Completion Date; or

(ii)	the sale or other disposal of the whole or any substantial part of the undertaking or assets of any Group Company;

“Second Deferred Consideration Amount” means, in respect of the Second Earn-Out Period, if the Adjusted EBITDA, as stated in the Adjusted EBITDA Statement for the Second Earn-Out Period, is at least equal to 75% of the Adjusted EBITDA target of €[***] for the Second Earn-Out Period:

(i)	€750,000; and

(ii)	an additional €30,000 for each full 1% increase above 75%, up to a maximum of 100% (which for the avoidance of doubt would equal the aggregate sum of €1,500,000),

but provided that there shall be deducted from the aggregate amount of the Second Deferred Consideration Amount as is payable to Norman Carroll and Philip Naughton (but not any other Seller or Employee Shareholder), in respect of each Designated Employee who remains an employee of any Group Company as at the Payment Date for the Second Deferred Consideration Amount, the amount set out opposite each Designated Employee’s name in column 3 of Part F of this Schedule (plus applicable PRSI at the rate of 10.5%) provided that the Purchaser shall procure that such amount shall be paid by the Subsidiary to such Designated Employee by way of bonus on the Payment Date for the Second Deferred Consideration Amount;

“Second Earn-Out Period” means the period commencing on 1 January 2020 and ending on 31 December 2020; and

*** Confidential treatment has been requested with respect to this portion of the agreement, and such confidential portion has been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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“Third Deferred Consideration Amount” means, in respect of the Third Earn-Out Period, if the Adjusted EBITDA, as stated in the Adjusted EBITDA Statement for the Third Earn-Out Period, is at least equal to 75% of the Adjusted EBITDA target of €[***] for the Third Earn-Out Period:

(i)	€875,000; and

(ii)	an additional €35,000 for each full 1% increase above 75%, up to a maximum of 100% (which for the avoidance of doubt would equal the aggregate sum of €1,750,000),

but provided that there shall be deducted from the aggregate amount of the Third Deferred Consideration Amount as is payable to Norman Carroll and Philip Naughton (but not any other Seller or Employee Shareholder), in respect of each Designated Employee who remains an employee of any Group Company as at the Payment Date for the Third Deferred Consideration Amount, the amount set out opposite each Designated Employee’s name in column 4 of Part F of this Schedule (plus applicable PRSI at the rate of 10.5%) provided that the Purchaser shall procure that such amount shall be paid by the Subsidiary to such Designated Employee by way of bonus on the Payment Date for the Third Deferred Consideration Amount; and

“Third Earn-Out Period” means the period commencing on 1 January 2021 and ending on 31 December 2021.

2	Conduct of business during each Earn-Out Period

2.1	The Purchaser agrees that, during each Earn-Out Period, it shall, and shall procure that the Purchaser Group shall, conduct the Group’s business in good faith and, so far as it is commercially reasonable to do so, maintain each Group Company as a going concern and with a view to making sustainable profits.

2.2	Subject to paragraph 2.4, the Purchaser undertakes to the Sellers that during the period from the date of this Agreement to the expiry of the Third Earn-Out Period, it shall not, and shall procure that none of the Purchaser Group (including any Group Company) or any representative of the Purchaser Group on the board of directors of any Group Company shall:

2.2.1	take any action or decision which is primarily intended to adversely affect or reduce the Deferred Consideration and shall procure that all actions or decisions shall be taken or made in good faith for the benefit of any Group Company;

2.2.2	present a petition for or pass any resolution for the winding-up of any Group Company unless in the reasonable opinion of the Purchaser, the relevant Group Company is insolvent and such action is necessary to ensure that all directors of the relevant Group Company comply with their obligations under the Companies Act; or

2.2.3	appoint a receiver, administrative receiver, administrator or examiner over the whole or any part of the assets or undertakings of the Group (subject to the requirements and duties of any director under the provisions of the Companies Act).

2.3	Subject to paragraph 2.4 of this Schedule 5, the Purchaser further undertakes to the Sellers that during the period from the date of this Agreement to the expiry of the Third Earn-Out Period, save with the prior consent in writing of the Sellers’ Representative (such consent not to be unreasonably withheld or delayed), in relation to the Group, it shall not, and it shall procure that none of the Purchaser Group (including any Group Company) or any representative of the Purchaser Group on the board of directors of any Group Company shall;

*** Confidential treatment has been requested with respect to this portion of the agreement, and such confidential portion has been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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2.3.1	cease, suspend or reduce significantly the Group's business, whether in whole or in part or dispose of any of the Group's material assets or business other than in the ordinary course of the Business as it is carried on as at the Completion Date;

2.3.2	make any material change to the nature of, or activities comprising, the Business or the manner in which the Business is carried on as at the Stage 1 Completion Date;

2.3.3	divert or redirect any order, revenue, customer, client, supplier or trading or business opportunity from any Group Company to any member of the Purchaser Group or any other business or company that competes with or is similar to the Business as it is carried on at Completion except where there is a material deterioration in the performance of the Business which requires the Purchaser to take corrective action;

2.3.4	deploy or divert any employees of any Group Company to businesses or activities of any other member of the Purchaser Group save as may be reasonably necessary at such reasonable times as are required by the Purchaser in the legitimate commercial interests of the Purchaser Group (including the Group) as a whole; or

2.3.5	make any material adverse change to the commercial arrangements on which any Group Company contracts, or proposes to contract, with its customers.

2.4	The Purchaser shall not be in breach of its obligations in paragraphs 2.2 and 2.3 if the Purchaser is required to take any action or omit to take any action or procures that each Group Company takes any action or omits to take any action where such action or omission is required:

2.4.1	by any applicable laws and regulations (including the rules of any relevant stock exchange) to which the Purchaser is subject;

2.4.2	pursuant to the obligations of the Purchaser Group under its group banking facilities; or

2.4.3	to comply with the fiduciary and statutory duties of the directors of the Purchaser and any Group Company.

2.5	Notwithstanding any other provision of this Agreement, upon the occurrence of a Sale at any time during the period from the date of this Agreement to the date of expiry of the Third Earn-Out Period, the maximum amount of the Deferred Consideration (being, for the avoidance of doubt, EUR4,500,000) (less any amount of Deferred Consideration which has become due and payable by the Purchaser following the agreement or determination, as the case may be, in accordance with this Schedule of Earn-Out Accounts in respect of an Earn-Out Period which has ended prior to the date of such Sale and which has actually been paid by the Purchaser to the Sellers) shall become immediately due and payable in full by the Purchaser to the Sellers.

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Part B

Agreement or Determination of Earn-Out Accounts and Adjusted EBITDA Statement

1	After the expiry of each Earn-Out Period, the Purchaser shall ensure that the Purchaser's Accountants prepare:

1.1	the Draft Earn-Out Accounts; and

1.2	a Draft Adjusted EBITDA Statement

in respect of such Earn-Out Period.

2	The Purchaser shall ensure that within 50 days starting on the day after the expiry of each Earn-Out Period the Purchaser's Accountants submit to the Sellers’ accountants:

2.1	the Draft Earn-Out Accounts,

2.2	the Draft Adjusted EBITDA Statement; and

2.3	their working papers.

3	The Purchaser shall (and shall procure that its agents and advisers) shall give the Sellers (and their agents and advisers) prompt reasonable access to all relevant accounts, books, records, files and/or working papers in its possession or control to the extent that they are reasonably required by the Sellers for the purposes of the Sellers’ review of the Draft Earn-Out Accounts and the Draft Adjusted EBITDA Statement.

4	Within 10 days starting on the day after receipt of the Draft Earn-Out Accounts and the Draft Adjusted EBITDA Statement, the Sellers’ Representative shall notify the Purchaser whether or not they agree with the Draft Earn-Out Accounts and the Draft Adjusted EBITDA Statement.

5	If the Sellers’ Representative notify their agreement with the Draft Earn-Out Accounts and the Draft Adjusted EBITDA Statement within the 10 day period referred to in paragraph 4 of this Schedule 5 (Deferred Consideration) or fail to give any notification within that period the Draft Earn-Out Accounts and the Draft Adjusted EBITDA Statement shall be final and binding on the Parties and will be the Earn-Out Accounts and the Adjusted EBITDA Statement for the purposes of this Schedule 5 (Deferred Consideration) for the relevant Earn-Out Period. If the Sellers’ Representative notifies the Purchaser within the 10 day period referred to in paragraph 4 of this Schedule 5 (Deferred Consideration) that they disagree with the Draft Earn-Out Accounts or with the Draft Adjusted EBITDA Statement (a “Dispute Notice”) the following provisions of this Part B of Schedule 5 (Deferred Consideration) shall apply.

6	Following the service of a Dispute Notice by the Sellers’ Representative on the Purchaser, the Sellers’ Representative and the Purchaser shall use reasonable endeavours to resolve the items in dispute in relation to the Draft Earn-Out Accounts and/or the Draft Adjusted EBITDA Statement and agree upon the adjustments (if any) to be made to the Draft Earn-Out Accounts and/or the Draft Adjusted EBITDA Statement. If the Sellers and the Purchaser resolve the items in dispute, the Draft Earn-Out Accounts and/or the Draft Adjusted EBITDA Statement (adjusted, if necessary, as agreed by the Sellers’ Representative and the Purchaser) shall be final and binding on the Parties and shall be the Earn-Out Accounts and the Adjusted EBITDA Statement for the purposes of this Schedule 5 (Deferred Consideration) for the relevant Earn-Out Period.

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7	If, within 14 days starting on the day after service by the Sellers of a Dispute Notice on the Purchaser, the Sellers’ Representative and the Purchaser have not agreed the items in dispute in relation to the Draft Earn-Out Accounts and/or the Draft Adjusted EBITDA Statement, any Party may refer the matters in dispute to a partner of at least 10 years qualified experience at an independent firm of chartered accountants agreed by the Parties in writing or, failing agreement on the identity of the firm of chartered accountants within 21 days starting on the day after service by the Sellers’ Representative of a Dispute Notice on the Purchaser, an independent firm of chartered accountants appointed on the application of either party by the President for the time being of Chartered Accountants Ireland (the "Expert").

8	The Expert shall act on the following basis:

8.1	the Expert shall act as an expert and not as an arbitrator;

8.2	the Expert's terms of reference shall be to determine the matters in dispute within 30 days of his appointment or as soon as practicable thereafter;

8.3	the Parties shall each provide the Expert with all reasonable information relating to the Subsidiary which the Expert reasonably requires and the Expert shall be entitled (to the extent he considers appropriate) to base his determination on such information and on the accounting and other records of the Subsidiary;

8.4	in giving his determination, the Expert shall state what adjustments (if any) are necessary to be made to the Draft Earn-Out Accounts and the Draft Adjusted EBITDA Statement in respect of the matters in dispute between the Sellers and the Purchaser and referred to him pursuant to this Schedule (and, for the avoidance of doubt, not any other matters) in order to comply with the requirements of this Agreement and the Draft Earn-Out Accounts and the Draft Adjusted EBITDA Statement, adjusted as necessary to comply with the Expert’s determination, shall be the Earn-Out Accounts and the Adjusted EBITDA Statement for the purposes of this Schedule 5 (Deferred Consideration) for the relevant Earn-Out Period;

8.5	the decision of the Expert is, in the absence of fraud or manifest error, final and binding on the Parties; and

8.6	the Expert shall determine the proportion in which the Parties shall bear his costs and, in the absence of any such determination, the Sellers and the Purchaser shall each pay one half of the Expert's costs.

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Part C

Pro-Forma Adjusted EBITDA Statement

To:	[Sellers]

Dear Sirs

Agreement dated                        between Purchaser and Sellers for the sale and purchase of all the issued share capital of Exaxe Holdings Limited (the "Agreement")

We refer to the Agreement. Terms defined in the Agreement have the same meaning in this draft statement. This is the Draft Adjusted EBITDA Statement as such term is defined in the Agreement.

We attach the Draft Earn-Out Accounts. Furthermore, for the purposes of the Agreement the Adjusted EBITDA has been calculated as set out in the table in the Annex to this Draft Adjusted EBITDA Statement.

Yours faithfully

for and on behalf of the Purchaser

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Part D

Earn-Out Accounting Policies

Use of Irish GAAP based on same practices and policies adopted for the purpose of the Restated Audited Financial Statements for CY 2017 Accounts (as attached at Annex C) and the 9 month Audited Financial Statements for the period ended September 30, 2018 (as attached at Annex D)

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Part E

Sellers and the Employee Shareholders Percentage Entitlement to any Deferred Consideration

Name and Address of Seller	Percentage Entitlement

Norman Carroll	23.125%

Philip Naughton	23.125%

Luc Hemeryck	10%

Vesey Investments Limited	20%

Padsamaz Limited	20%

Adrian Hegarty	2%

Tom Murray	1.25%

Kathryn Desmond	0.5%

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Part F

Designated Employees Deductions from Deferred Consideration

Column 1 Designated Employee	Column 2 First Earn-Out Period		Column 3 Second Earn-Out Period		Column 4 Third Earn-Out Period		Column 5 Total
Ian Dornan	€	[***]	€	[***]	€	[***]	€	[***]
Paul Hendrick	€	[***]	€	[***]	€	[***]	€	[***]
Ricardo Bicho	€	[***]	€	[***]	€	[***]	€	[***]
Anne Marie Barcoe	€	[***]	€	[***]	€	[***]	€	[***]
Ben Reardon	€	[***]	€	[***]	€	[***]	€	[***]
	€	[***]	€	[***]	€	[***]	€	[***]
Employer’s PRSI	€	[***]	€	[***]	€	[***]	€	[***]
Total	€	[***]	€	[***]	€	[***]	€	[***]

Note:	The deductions from Deferred Consideration apply only to the extent the relevant Designated Employee remains an employee of the Subsidiary as at the relevant Payment Date.

*** Confidential treatment has been requested with respect to this portion of the agreement, and such confidential portion has been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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Schedule 6

Purchaser Warranties

1	The Purchaser has full power and authority to enter into, perform and comply with its obligations under this Agreement, and any other agreement which it is required to enter into hereunder, and this Agreement constitutes, and any such other agreements when executed will constitute, valid, legally binding and enforceable obligations on the Purchaser in accordance with its or their respective terms.

2	The Purchaser is a body corporate and:

2.1	it is duly incorporated and validly existing under the laws of California;

2.2	all necessary approvals, actions, conditions (including without limitation approval, if required, of any shareholder(s) in any member of the Purchaser Group) and things have been taken, fulfilled and done in order to enable it to enter into, perform and comply with its obligations hereunder and those obligations are validly, and legally binding and enforceable upon it;

2.3	its entry into and performance of or compliance with its obligations under this Agreement, and any other agreement which it is required to enter into hereunder, does not violate or exceed any power or restriction granted or imposed by:

(a)	any law to which it is subject; or

(b)	its constitution or memorandum and articles of association (or equivalent constitutional documentation);

2.4	it is solvent and the payment to the Sellers of the Consideration will not render it insolvent and unable to pay its debts as they fall due;

2.5	this Agreement has been duly and properly executed by it and duly delivered as required by law;

2.6	there is no agreement, arrangement or understanding (whether or not of a legally binding nature) for the Shares (or any interest in the Shares) or all or any part of the shares, business or undertaking of any Group Company to be sold, transferred or otherwise disposed to, or held for the benefit of any person other than the Purchaser;

2.7	to the best of the Purchasers knowledge, no government or governmental, supranational or state agency or regulatory body or trade union or court, tribunal or arbitrator or any other person in any other jurisdiction has:

(a)	institutioned or threatened any action, suit or investigation to restrain, prohibit or otherwise challenge or interfere with the transactions proposed under this Agreement or any part thereof;

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(b)	proposed or enacted any statute, regulation, rule or given any ruling or judgment which would prohibit, materially restrict or materially delay implementation of such transactions.

2.8	the Purchaser has sufficient cash resources to enable it to pay the Consideration for the Shares set out in this Agreement.

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SIGNED AND DELIVERED AS A DEED
by Norman Carroll in the presence of:
/s/ Norman Carroll
(Signature)
/s/ Pauline Harrell
Witness
Pauline Harrell
Address
11 Vesey Park, Lucan

Receptionist
Occupation

SIGNED AND DELIVERED AS A DEED
by Philip Naughton in the presence of:
/s/ Philip Naughton
(Signature)
/s/ Sophie Dudley
Witness
Sophie Dudley
Address
Earlsfort Terrace, Dublin 2

Solicitor
Occupation

SIGNED AND DELIVERED AS A DEED
by Luc Hemeryck
in the presence of:
/s/ Luc Hemeryck
(Signature)
/s/ Pauline Harrell
Witness
Pauline Harrell
Address
11 Vesey Park, Lucan

Receptionist
Occupation

PRESENT when the Common Seal of VESEY INVESTMENTS LIMITED was affixed hereto and this deed was delivered

/s/ Norman Carroll
Director

Director

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PRESENT when the Common Seal of PADSAMAZ LIMITED was affixed hereto and this deed was delivered

/s/ Denise Laughton
Director

/s/ Philip Laughton
Director

EXECUTED AS A DEED For and on behalf of MAJESCO:

/s/
Authorised Signatory

/s/ Ed Ossie
Authorised Signatory

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DATED      November 27, 2018

THE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT IN COLUMN 1 OF SCHEDULE 1 PART 1

MAJESCO

SHARE PURCHASE AGREEMENT

Matheson

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

Tel + 353 1 232 2000

Fax + 353 1 232 3333

45471146.2

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